Exhibit 4.82

EXECUTION VERSION

AGREEMENT

DATED 14 July 2011

US$350,000,000

CREDIT FACILITY

FOR

BAIDU, INC.

ARRANGED BY

GOLDMAN SACHS (ASIA) L.L.C.

WITH

THE BANK OF NEW YORK MELLON, HONG KONG BRANCH

as Facility Agent

Allen & Overy LLP, Beijing office

THIS AGREEMENT is dated 14 July 2011 and is made BETWEEN:

(1)	BAIDU, INC., a limited liability company incorporated under the laws of the Cayman Islands with registered number 96019 (the Company);

(2)	GOLDMAN SACHS (ASIA) L.L.C. as mandated lead arranger (in this capacity the Arranger);

(3)	THE FINANCIAL INSTITUTION listed in Schedule 1 (Original Parties) as original lender (the Original Lender); and

(4)	THE BANK OF NEW YORK MELLON, HONG KONG BRANCH as facility agent (in this capacity the Facility Agent).

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement:

Acquisition means the subscription by the Company of certain newly issued shares in the Target Company, which details are to be more particularly set out in the Request.

Acquisition Documents means each document entered into or to be entered into by the Company with the Target Company and/or any other relevant party setting out the terms of the Acquisition.

Administrative Party means the Arranger or the Facility Agent.

Affiliate means a Subsidiary or a Holding Company of a person or any other Subsidiary of that Holding Company.

APLMA means the Asia Pacific Loan Market Association.

Availability Period means the period from and including the date of this Agreement to and including the date falling one month after the date of this Agreement.

Beijing Baidu Netcom means Beijing Baidu Netcom Science Technology Co., Ltd., a limited liability company established under the laws of the PRC.

Break Costs means the amount (if any) which a Lender is entitled to receive under Clause 23.3 (Break Costs).

Business Day means a day (other than a Saturday or a Sunday) on which banks are open for general business in Hong Kong, Singapore and the PRC and, in relation to any day for the payment of US Dollars, New York City.

Clean-Up Date means the date falling 60 days after the completion of the Acquisition.

Clean-Up Default means an Event of Default referred to in Clause 19 (Default) which apply to any member of the Target Group except for an Event of Default referred to in Clause 19.2 (Non-payment), Clause 19.6 (Insolvency), Clause 19.7 (Insolvency proceedings) or Clause 19.8 (Creditors’ process).

Clean-Up Representation means any of the representations and warranties under Clause 15 (Representations and warranties) which apply to any member of the Target Group.

Clean-Up Undertaking means any of the undertakings specified in Clause 18 (General covenants) which apply to any member of the Target Group.

Commitment means:

(a)	for the Original Lender, the amount set opposite its name in Schedule 1 (Original Parties) under the heading Commitments and the amount of any other Commitment it acquires; and

(b)	for any other Lender, the amount of any Commitment it acquires,

to the extent not cancelled, transferred or reduced under this Agreement.

Compliance Certificate means a certificate substantially in the form of Schedule 6 (Form of Compliance Certificate) setting out, among other things, calculations of the financial covenants.

Confidentiality Undertaking means a confidentiality undertaking substantially in a recommended form of the APLMA or in any other form agreed between the Company and the Facility Agent.

Default means:

(a)	an Event of Default; or

(b)	an event or circumstance specified in Clause 19 (Default) which would be (with the expiry of a grace period, the giving of notice or the making of any determination under the Finance Documents or any combination of them) an Event of Default.

Disposal Threshold means, at any time, an amount equal to 30% of the total assets of the Group as shown on the latest consolidated financial statements of the Company delivered to the Facility Agent pursuant to the provisions under this Agreement.

Disruption Event means:

(a)	a material disruption to the payment or communications systems or to the financial markets which are required to operate in order for payments to be made (or other transactions to be carried out) in connection with the transactions contemplated by the Finance Documents, which is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing it, or any other Party from:

(i)	performing its payment obligations under the Finance Documents; or

(ii)	communicating with other Parties under the Finance Documents, and which is not caused by, and is beyond the control of, the Party whose operations are disrupted.

Dollar, US$ or US Dollar means the lawful currency for the time being of the United States of America.

Event of Default means an event or circumstance specified as such in Clause 19 (Default).

Facility means the credit facility made available under this Agreement.

Facility Agent Fee Letter means a letter entered into by reference to this Agreement between the Facility Agent and the Company setting out the amount of agency fee referred to in Clause 22 (Fees).

Facility Office means the office(s) notified by a Lender to the Facility Agent:

(a)	on or before the date it becomes a Lender; or

(b)	by not less than five Business Days’ notice,

as the office(s) through which it will perform its obligations under this Agreement.

Final Maturity Date means the date falling on the second anniversary of the date of this Agreement.

Finance Document means:

(a)	this Agreement;

(b)	the Facility Agent Fee Letter;

(c)	a Transfer Certificate; or

(d)	any other document designated as such by the Facility Agent and the Company.

Finance Party means a Lender or an Administrative Party.

Financial Indebtedness means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any acceptance credit (including any dematerialised equivalent);

(c)	any bond, note, debenture, loan stock or other similar instrument;

(d)	any redeemable preference share;

(e)	any agreement treated as a finance or capital lease in accordance with GAAP;

(f)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(g)	the acquisition cost of any asset or service to the extent payable before or after its acquisition or possession by the party liable where the advance or deferred payment:

(i)	is arranged primarily as a method of raising finance or of financing the acquisition of that asset or service or the construction of that asset or service; or

(ii)	involves a period of more than six months before or after the date of acquisition or supply;

(h)	any derivative transaction protecting against or benefiting from fluctuations in any rate or price (and, except for non-payment of an amount, the then mark-to-market value of the derivative transaction will be used to calculate its amount);

(i)	any other transaction (including any forward sale or purchase agreement) which has the commercial effect of a borrowing;

(j)	any counter-indemnity obligation in respect of any guarantee, indemnity, bond, letter of credit or any other instrument issued by a bank or financial institution; or

(k)	any guarantee, indemnity or similar assurance against financial loss of any person in respect of any item referred to in the above paragraphs,

in each case, for the avoidance of doubt, excluding any indebtedness arising in the ordinary course of trading.

GAAP means generally accepted accounting principles in the United States of America.

Group means the Company and its Subsidiaries.

HKD mean the lawful currency of Hong Kong.

Holding Company of any other person, means a person in respect of which that other person is a Subsidiary.

Increased Cost means:

(a)	an additional or increased cost;

(b)	a reduction in the rate of return from a Facility or on a Finance Party’s (or its Affiliate’s) overall capital; or

(c)	a reduction of an amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates but only to the extent attributable to that Finance Party having entered into any Finance Document or funding or performing its obligations under any Finance Document.

Lender means:

(a)	the Original Lender; or

(b)	any person which becomes a Party in accordance with Clause 26.2 (Assignments and transfers by Lenders).

LIBOR means for a Term of the Loan or overdue amount:

(a)	the applicable Screen Rate; or

(b)	if no Screen Rate is available for the relevant currency or Term of the Loan or overdue amount, the arithmetic mean (rounded upward to four decimal places) of the rates, as supplied to the Facility Agent at its request, quoted by the Reference Banks to leading banks in the London interbank market, as at 11.00 a.m. (London time) on the Rate Fixing Day for the offering of deposits in the currency of the Loan or overdue amount for a period comparable to that Term.

Listing Disposal means any disposal of assets made by one member of the Group to another member of the Group (in each case excluding Beijing Baidu Netcom) which is made in contemplation of or in connection with the listing or proposed listing of any shares in the Receiving Member or any member of the Group which beneficially owns (whether directly or indirectly) all or any part of the shares in the Receiving Member on any stock exchange.

Listing Event means the listing of any shares in the Receiving Member or any member of the Group which beneficially owns (whether directly or indirectly) all or any part of the shares in the Receiving Member on any stock exchange.

Loan means, unless otherwise stated in this Agreement, the principal amount of the borrowing under this Agreement or the principal amount outstanding of that borrowing.

London Business Day means a day (other than a Saturday or a Sunday) on which banks are open for general business in London.

Majority Lenders means, at any time, Lenders:

(a)	whose share in the outstanding Loan and whose undrawn Commitments then aggregate 66 2/3 per cent. or more of the aggregate of all the outstanding Loan and the undrawn Commitments of all the Lenders;

(b)	if there is no Loan then outstanding, whose undrawn Commitments then aggregate 66 2/3 per cent. or more of the Total Commitments; or

(c)

if there is no Loan then outstanding and the Total Commitments have been reduced to zero, whose Commitments aggregated 66 2/3 per cent. or more of the Total Commitments immediately before the reduction.

Mandatory Prepayment Request has the meaning given to it in Clause 7.2(b) (Mandatory prepayment – disposals).

Margin means 0.65 per cent. per annum.

Material Adverse Effect means a material adverse effect on:

(a)	the business or financial condition of the Group as a whole;

(b)	the ability of the Company to perform its payment obligation or any other material obligation under any Finance Document (which, for the avoidance of doubt, includes but is not limited to its obligation under Clause 17 (Financial covenants) below); or

(c)	the validity or enforceability of any Finance Document.

NASDAQ means the NASDAQ Stock Market in the United States.

Original Financial Statements means the audited consolidated financial statements of the Company for the year ended 31 December 2010.

PRC means the People’s Republic of China, but excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

Party means a party to this Agreement.

Permitted Transaction means:

(a)	an intra-Group re-organisation on a solvent basis and (if the Company is involved in such re-organisation) where the Company remains a surviving entity; or

(b)	any other transactions agreed by the Majority Lenders.

Pro Rata Share means:

(a)	for the purpose of determining a Lender’s share in a utilisation of the Facility, the proportion which its Commitment bears to the Total Commitments; and

(b)	for any other purpose on a particular date:

(i)	the proportion which a Lender’s share of the Loan (if any) bears to the Loan;

(ii)	if there is no Loan outstanding on that date, the proportion which its Commitment bears to the Total Commitments on that date; or

(iii)	if the Total Commitments have been cancelled, the proportion which its Commitment bore to the Total Commitments immediately before being cancelled.

Quasi-Security Interest has the meaning given to it in Clause 18.5(a) (Negative pledge).

Rate Fixing Day means the second London Business Day before the first day of a Term or such other day as the Facility Agent (acting on the instructions of the Majority Lenders) determines is generally treated as the rate fixing day by market practice in the relevant interbank market.

Receiving Member means, in respect of any Listing Disposal, any member of the Group which is the purchaser of the relevant assets.

Reference Banks means the Facility Agent, Australia and New Zealand Banking Group Limited, Sumitomo Mitsui Banking Corporation and any other bank or financial institution appointed as such by the Facility Agent under this Agreement in consultation with the Company.

Repeating Representations means the representations and warranties set out in Clauses 15.2 (Status) to 15.11 (OFAC) (inclusive).

Request means a request for the Loan, substantially in the form of Schedule 3 (Form of Request).

Restricted Group means the Company and its Restricted Subsidiaries.

Restricted Subsidiary means, at any time, a Subsidiary of the Company if the gross Tangible Assets or turnover of that Subsidiary then equal to or exceed 10 per cent. of the gross Tangible Assets or turnover of the Group provided that in no circumstances shall Beijing Baidu Netcom be or become a Restricted Subsidiary.

For this purpose:

(a)	subject to paragraph (b) below:

(i)	the contribution of a Subsidiary of the Company will be determined from its financial statements which were consolidated into the latest audited consolidated financial statements of the Company; and

(ii)	the financial condition of the Group will be determined from the latest audited consolidated financial statements of the Company;

(b)	if a Subsidiary of the Company becomes a member of the Group after the date on which the latest audited consolidated financial statements of the Company were prepared:

(i)	the contribution of the Subsidiary will be determined from its latest financial statements; and

(ii)	the financial condition of the Group will be determined from the latest audited consolidated financial statements of the Company but adjusted to take into account any subsequent acquisition or disposal of a business or a company (including that Subsidiary);

(c)	the contribution of a Subsidiary will, if it has Subsidiaries, be determined from its consolidated financial statements;

(d)	if a Restricted Subsidiary disposes of all or substantially all of its assets to another member of the Group, it will immediately cease to be a Restricted Subsidiary and the other member of the Group (if it is not the Company or already a Restricted Subsidiary) will immediately become a Restricted Subsidiary;

(e)	a Subsidiary of the Company (if it is not already a Restricted Subsidiary) will become a Restricted Subsidiary on completion of any other intra-Group transfer or reorganisation if it would have been a Restricted Subsidiary had the intra-Group transfer or reorganisation occurred on the date of the latest audited consolidated financial statements of the Company; and

(f)	except as specifically mentioned in paragraph (d) above, a member of the Group will remain a Restricted Subsidiary until the next audited consolidated financial statements of the Company show otherwise under paragraph (a) above.

If there is a dispute as to whether or not a member of the Group is a Restricted Subsidiary, a certificate of the auditors of the Company will be, in the absence of manifest error, conclusive.

RMB means the lawful currency for the timing being of the PRC.

Screen Rate means the British Bankers Association Interest Settlement Rate for the relevant currency and Term, displayed on the appropriate page of the Reuters screen selected by the Facility Agent. If the relevant page is replaced or the service ceases to be available, the Facility Agent (after consultation with the Company and the Lenders) may specify another page or service displaying the appropriate rate.

Security Interest means any mortgage, pledge, lien, charge or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

Subsidiary means an entity of which a person has direct or indirect control or owns directly or indirectly more than 50 per cent. of the voting capital or similar right of ownership and control for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise.

Tangible Assets of a person means its total assets, less

(a)	its net intangible assets; and

(b)	goodwill.

Target Company means Qunar Cayman Islands Limited.

Target Group means the company the subject of the Acquisition and its Subsidiaries.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest).

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

Tax Payment means a payment made by the Company to a Finance Party in any way relating to a Tax Deduction or under any indemnity given by the Company in respect of Tax under any Finance Document.

Term means each period determined under this Agreement by reference to which interest on the Loan or an overdue amount is calculated.

Total Commitments means the aggregate of the Commitments of all the Lenders.

Transfer Certificate means a certificate, substantially in the form of Schedule 4 (Form of Transfer Certificate), with such amendments as the Facility Agent may approve or reasonably require or any other form agreed between the Facility Agent and the Company.

Utilisation Date means the date on which the Facility is utilised.

1.2	Construction

(a)	In this Agreement, unless the contrary intention appears, a reference to:

(i)	an amendment includes a supplement, novation, extension (whether of maturity or otherwise), restatement, re-enactment or replacement (however fundamental and whether or not more onerous) and amended will be construed accordingly;

(ii)	assets includes present and future properties, revenues and rights of every description;

(iii)	an authorisation includes an authorisation, consent, approval, resolution, permit, licence, exemption, filing, registration or notarisation;

(iv)	disposal means a sale, transfer, assignment, grant, lease, licence, declaration of trust or other disposal, whether voluntary or involuntary, and dispose will be construed accordingly (for the avoidance of doubt, the meaning of disposal does not include issue of new shares by a member of the Group);

(v)	indebtedness includes any obligation (whether incurred as principal or as surety and whether present or future, actual or contingent) for the payment or repayment of money;

(vi)	customer due diligence requirements are to the identification checks that a Finance Party requests in order to meet its obligations under any applicable law or regulation to identify a person who is (or is to become) its customer;

(vii)	a person includes any individual, company, corporation, unincorporated association or body (including a partnership, trust, fund, joint venture or consortium), government, state, agency, organisation or other entity whether or not having separate legal personality;

(viii)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which any person to which it applies is accustomed to comply) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(ix)	a currency is a reference to the lawful currency for the time being of the relevant country;

(x)	a Default or an Event of Default being outstanding means that it has not been remedied or waived;

(xi)	a provision of law is a reference to that provision as extended, applied, amended or re-enacted and includes any subordinate legislation;

(xii)	a Clause, a Subclause or a Schedule is a reference to a clause or subclause of, or a schedule to, this Agreement;

(xiii)	a Party or any other person includes its successors in title, permitted assigns and permitted transferees;

(xiv)	a Finance Document or other document or security includes (without prejudice to any prohibition on amendments) any amendment to that Finance Document or other document or security, including any change in the purpose of, any extension for or any increase in the amount of a facility or any additional facility; and

(xv)	a time of day is a reference to Hong Kong time.

(b)	Unless the contrary intention appears, a reference to a month or months is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:

(i)	if the numerically corresponding day is not a Business Day, the period will end on the next Business Day in that month (if there is one) or the preceding Business Day (if there is not);

(ii)	if there is no numerically corresponding day in that month, that period will end on the last Business Day in that month; and

(iii)	notwithstanding subparagraph (i) above, a period which commences on the last Business Day of a month will end on the last Business Day in the next month or the calendar month in which it is to end, as appropriate.

(c)	Unless the contrary intention appears:

(i)	a reference to a Party will not include that Party if it has ceased to be a Party under this Agreement;

(ii)	a word or expression used in any other Finance Document or in any notice given in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement; and

(iii)	any obligation of the Company under the Finance Documents which is not a payment obligation remains in force for so long as any payment obligation of the Company is, may be or is capable of becoming outstanding under the Finance Documents.

(d)	The headings in this Agreement do not affect its interpretation.

2.	FACILITY

2.1	Facility

Subject to the terms of this Agreement, the Lenders make available to the Company a term loan facility in an amount equal to the Total Commitments in one lump sum.

2.2	Nature of a Finance Party’s rights and obligations

Unless all the Finance Parties agree otherwise:

(a)	the obligations of a Finance Party under the Finance Documents are several;

(b)	failure by a Finance Party to perform its obligations does not affect the obligations of any other person under the Finance Documents;

(c)	no Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents;

(d)	the rights of a Finance Party under the Finance Documents are separate and independent rights;

(e)	a Finance Party may, except as otherwise stated in the Finance Documents, separately enforce those rights; and

(f)	a debt arising under the Finance Documents to a Finance Party is a separate and independent debt.

3.	PURPOSE

3.1	Loan

The Loan may only be used for:

(a)	funding the Acquisition;

(b)	payment of any fees, costs and expenses incurred by or on behalf of the Company in connection with the Acquisition or any Finance Document; and

(c)	general corporate purposes of the Group.

3.2	No obligation to monitor

No Finance Party is bound to monitor or verify the utilisation of the Facility.

4.	CONDITIONS PRECEDENT AND CONDITIONS SUBSEQUENT

4.1	Conditions precedent documents

(a)	Unless otherwise agreed by the Majority Lenders, a Request may not be given until the Facility Agent has notified the Company and the Lenders that it has received (or, acting on the instructions of the Majority Lenders, waived receipt of) all of the documents and evidence set out in Part 1A (Conditions precedent) of Schedule 2 (Conditions precedent and conditions subsequent documents) in form and substance satisfactory to the Facility Agent (acting on the instructions of the Majority Lenders acting reasonably).

(b)	The Facility Agent must give this notification to the Company and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

The obligations of each Lender to participate in the Loan are subject to the further conditions precedent that on both the date of the Request and the Utilisation Date for the Loan:

(a)	the Repeating Representations are correct in all material respects; and

(b)	no Default is outstanding or would result from the Loan.

4.3	Conditions subsequent

The Company shall ensure that all the documents and other evidence set out in Part 1B (Conditions subsequent) of Schedule 2 (Conditions precedent and conditions subsequent documents) are delivered to the Facility Agent in form and substance satisfactory to the Facility Agent (acting on the instructions of the Majority Lenders acting reasonably) within the period prescribed therein.

5.	UTILISATION – LOAN

5.1	Giving of Requests

(a)	The Company may borrow the Loan by giving to the Facility Agent a duly completed Request.

(b)	Unless the Facility Agent otherwise agrees, the latest time for receipt by the Facility Agent of a duly completed Request is 11.00 a.m. one Business Day before the Rate Fixing Day for the proposed borrowing.

(c)	Only one Request may be given under this Agreement. Only one Loan may be requested in the Request. The Request, once given, is irrevocable.

5.2	Completion of Requests

A Request for the Loan will not be regarded as having been duly completed unless:

(a)	the Utilisation Date is a Business Day falling within the Availability Period;

(b)	the amount of the Loan requested is:

(i)	the amount of the Total Commitments; or

(ii)	such other amount as the Facility Agent may agree;

(c)	the proposed Term complies with this Agreement;

(d)	the currency specified in the Request is US Dollars; and

(e)	it identifies the shares in the Target Company which are the subject of the Acquisition and the subscription price payable by the Company for the Acquisition.

5.3	Advance of Loan

(a)	The Facility Agent must notify as soon as is reasonably practicable each Lender of the details of the requested Loan and the amount of its share in the Loan.

(b)	The amount of each Lender’s share of the requested Loan will be its Pro Rata Share on the proposed Utilisation Date.

(c)	No Lender is obliged to participate in the Loan if, as a result:

(i)	its share in the Loan would exceed its Commitment; or

(ii)	the Loan would exceed the Total Commitments.

(d)	If the conditions set out in this Agreement have been met, each Lender must make its share in the requested Loan available on the Utilisation Date. Subject to paragraph (e) below, such share in the requested Loan must be made available by each Lender to the Facility Agent for the Company through its Facility Office.

(e)	If there is only one Lender on the date of the Request and the Utilisation Date, that Lender may, by giving the Facility Agent and the Company a written notice prior to the Utilisation Date, elect to make the requested Loan available to the Company directly from that Lender’s Facility Office on the Utilisation Date.

6.	REPAYMENT

The Company must repay the Loan in full on the Final Maturity Date.

7.	PREPAYMENT AND CANCELLATION

7.1	Mandatory prepayment – illegality

(a)	A Lender must notify the Facility Agent and the Company promptly if it becomes aware that it is unlawful in any applicable jurisdiction for that Lender to perform any of its obligations under a Finance Document or to fund or maintain its share in the Loan.

(b)	After notification under paragraph (a) above the Facility Agent must notify the Company promptly that:

(i)	the Company must repay or prepay the share of that Lender in the Loan on the date specified in paragraph (c) below; and

(ii)	the Commitment of that Lender will be immediately cancelled.

(c)	The date for repayment or prepayment of a Lender’s share in the Loan will be:

(i)	the last day of the current Term of the Loan; or

(ii)	if earlier, the date specified by the Lender in the notification under paragraph (a) above and which must not be earlier than the last day of any applicable grace period allowed by law.

7.2	Mandatory prepayment – disposals

(a)	In this Subclause:

net proceeds means any amount received by a member of the Group other than Beijing Baidu Netcom as consideration for a relevant disposal to any person pursuant to any Listing Disposal or any person which is not a member of the Group (in the case of any disposal which is not a Listing Disposal), in each case including the amount of any intercompany loan repaid or prepaid to continuing members of the Group, less the transaction costs;

relevant disposal means a disposal of any asset or business (whether by way of a share or asset sale) of any member of the Group (other than Beijing Baidu Netcom) which is not permitted under sub-paragraphs (b)(ii) to (b)(vi) of Clause 18.6 (Disposals). For the avoidance of doubt, an issue of new shares by any member of the Group (including, without limitation, by the Company) is not a “relevant disposal”; and

transaction costs means, in respect of any relevant disposal, all Taxes and reasonable costs and expenses incurred by any member of the Group in connection with the relevant disposal.

(b)	Subject to paragraph (c) below, if a relevant disposal is made where the aggregate of:

(i)	the consideration receivable of any previous relevant disposals; and

(ii)	the consideration receivable of that relevant disposal,

would exceed the Disposal Threshold (such an excess amount being the Excess Amount),

then the Company must (x) promptly notify the Facility Agent of such relevant disposal and (if such relevant disposal is a Listing Disposal) the occurrence of any Listing Event and, (y) if within 21 days of such notification the Facility Agent (acting on the instructions of all Lenders) delivers a written request to the Company (each a Mandatory Prepayment Request), procure that:

(A)	an amount equal to the Excess Amount less the transaction costs for that relevant disposal is applied towards prepaying the Loan; and

(B)	an amount equal to the net proceeds of any subsequent relevant disposal (the Subsequent Disposal) and any Listing Disposal which Listing Event occurs after the Disposal Threshold is exceeded is applied towards prepaying the Loan.

(c)	For the purpose of this Clause and Clause 18.6(b) (Disposals), the consideration receivable of any relevant disposal which is a Listing Disposal shall only be included in the Disposal Threshold upon the occurrence of a Listing Event.

(d)	The Company must promptly notify the Facility Agent of any Subsequent Disposal.

(e)	Any prepayment under this Subclause must be made within 45 days of the date of the relevant Mandatory Prepayment Request.

7.3	Voluntary prepayment

(a)	The Company may, by giving not less than three Business Days’ prior notice to the Facility Agent, prepay the Loan in whole or in part on or at any time after (i) the first anniversary of the Utilisation Date; or (ii) the date on which a Market Disruption Event occurs.

(b)	A prepayment of part of the Loan must be in a minimum amount of US$50,000,000 and an integral multiple of US$10,000,000.

7.4	Automatic cancellation

The Commitment of each Lender will be automatically cancelled at the close of business on the last day of the Availability Period.

7.5	Right of repayment and cancellation of a single Lender

(a)	If the Company is, or will be, required to pay to a Lender:

(i)	a Tax Payment; or

(ii)	an Increased Cost,

the Company may, while the requirement continues, give notice to the Facility Agent requesting prepayment and cancellation in respect of that Lender.

(b)	After notification under paragraph (a) above:

(i)	the Company must repay or prepay that Lender’s share in the Loan on the date specified in paragraph (c) below; and

(ii)	the Commitment of that Lender will be immediately cancelled.

(c)	The date for repayment or prepayment of a Lender’s share in the Loan will be:

(i)	the last day of the current Term for the Loan ; or

(ii)	if earlier, the date specified by the Company in its notification.

7.6	Partial prepayment of the Loan

No amount of the Loan prepaid under this Agreement may subsequently be re-borrowed.

7.7	Miscellaneous provisions

(a)	Any notice of prepayment and/or cancellation under this Agreement is irrevocable and must specify the relevant date(s) and the affected portion of the Loan and Commitments. The Facility Agent must notify the Lenders promptly of receipt of any such notice.

(b)	All prepayments under this Agreement must be made with accrued interest on the amount prepaid. No premium or penalty is payable in respect of any prepayment except for Break Costs.

(c)	The Majority Lenders may agree a shorter notice period for a voluntary prepayment.

(d)	No prepayment or cancellation is allowed except in accordance with the express terms of this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may subsequently be reinstated.

8.	INTEREST

8.1	Calculation of interest

The rate of interest on the Loan for each Term is the percentage rate per annum equal to the aggregate of the applicable:

(a)	Margin; and

(b)	LIBOR.

8.2	Payment of interest

Except where it is provided to the contrary in this Agreement, the Company must pay accrued interest on the Loan made to it on the last day of each Term and also, if the Term is longer than six months, on the dates falling at six-monthly intervals after the first day of that Term.

8.3	Interest on overdue amounts

(a)	If the Company fails to pay any amount payable by it under the Finance Documents, it must immediately on demand by the Facility Agent pay interest on the overdue amount from its due date up to the date of actual payment, both before, on and after judgment.

(b)	Interest on an overdue amount is payable at a rate determined by the Facility Agent to be one per cent. per annum above the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted the Loan in the currency of the overdue amount. For this purpose, the Facility Agent may (acting on the instructions of the Majority Lenders):

(i)	select successive Terms of any duration of up to three months; and

(ii)	determine the appropriate Rate Fixing Day for that Term.

(c)	Notwithstanding paragraph (b) above, if the overdue amount is a principal amount of the Loan and becomes due and payable before the last day of its current Term, then:

(i)	the first Term for that overdue amount will be the unexpired portion of that Term; and

(ii)	the rate of interest on the overdue amount for that first Term will be one per cent. per annum above the rate then payable on the Loan.

After the expiry of the first Term for that overdue amount, the rate on the overdue amount will be calculated in accordance with paragraph (b) above.

(d)	Interest (if unpaid) on an overdue amount will be compounded with that overdue amount at the end of each of its Terms but will remain immediately due and payable.

8.4	Notification of rates of interest

The Facility Agent must promptly notify each relevant Party of the determination of a rate of interest under this Agreement.

9.	TERMS

9.1	Selection

(a)	The Loan has successive Terms. Each Term for the Loan will start on the Utilisation Date or on the expiry of its preceding Term.

(b)	Subject to the provisions of this Clause 9, each Term for the Loan will be three months or any other period agreed by the Company and all the Lenders.

9.2	No overrunning the Final Maturity Date

If a Term would otherwise overrun the Final Maturity Date, it will be shortened so that it ends on the Final Maturity Date.

9.3	Other adjustments

The Facility Agent (acting on the instructions of the Majority Lenders) and the Company may enter into such other arrangements as they may agree for the adjustment of Terms and the consolidation and/or splitting of the Loan, but no Term in excess of six months may be agreed by the Facility Agent without the prior consent of all the Lenders.

9.4	Notification

The Facility Agent must notify each relevant Party of the duration of each Term promptly after ascertaining its duration.

10.	MARKET DISRUPTION

10.1	Failure of a Reference Bank to supply a rate

If LIBOR is to be calculated by reference to the Reference Banks but a Reference Bank does not supply a rate by 12.00 noon (London time) on a Rate Fixing Day, the applicable LIBOR will, subject as provided below, be calculated on the basis of the rates of the remaining Reference Banks.

10.2	Market disruption

(a)	In this Clause, each of the following events is a market disruption event:

(i)	LIBOR is to be calculated by reference to the Reference Banks but no, or (where there is more than one Reference Bank) only one, Reference Bank supplies a rate by 12.00 noon (London time) on the Rate Fixing Day; or

(ii)	the Facility Agent receives by close of business on the Rate Fixing Day notification from Lenders whose shares in the relevant Loan exceed 50 per cent. of the Loan that the cost to them of obtaining matching deposits in the relevant interbank market is in excess of LIBOR for the relevant Term.

(b)	The Facility Agent must promptly notify the Company and the Lenders of a market disruption event.

(c)	After notification under paragraph (b) above, the rate of interest on each Lender’s share in the affected Loan for the relevant Term will be the aggregate of the applicable:

(i)	Margin;

(ii)	rate notified to the Facility Agent by that Lender as soon as practicable, and in any event before interest is due to be paid in respect of that Term, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its share in the Loan from whatever source it may reasonably select.

10.3	Alternative basis of interest or funding

(a)	If a market disruption event occurs and the Facility Agent or the Company so requires, the Company and the Facility Agent must enter into negotiations for a period of not more than 30 days with a view to agreeing an alternative basis for determining the rate of interest and/or funding for the affected Loan.

(b)	Any alternative basis agreed will be, with the prior consent of all the Lenders and the Company, binding on all the Parties.

11.	TAXES

11.1	General

In this Clause 11:

Tax Credit means a credit against any Tax or any relief or remission for Tax (or its repayment).

VAT means consumption tax, sales tax, value added tax or any other Tax of a similar nature which is imposed in any jurisdiction from time to time.

11.2	Tax gross-up

(a)	The Company must make all payments to be made by it under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	If the Company or a Lender is aware that the Company must make a Tax Deduction (or that there is a change in the rate or the basis of a Tax Deduction), it must promptly notify the Facility Agent. The Facility Agent must then promptly notify the affected Parties.

(c)	If a Tax Deduction is required by law to be made by the Company or the Facility Agent, the amount of the payment due from the Company will be increased to an amount which (after making the Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If the Company is required to make a Tax Deduction, it must make the minimum Tax Deduction allowed by law and must make any payment required in connection with that Tax Deduction within the time allowed by law.

(e)	Within 30 days of making either a Tax Deduction or a payment required in connection with a Tax Deduction, the Company must deliver to the Facility Agent for the relevant Finance Party evidence satisfactory to that Finance Party (acting reasonably) that the Tax Deduction has been made or (as applicable) the appropriate payment has been paid to the relevant taxing authority.

11.3	Tax indemnity

(a)	Except as provided below, the Company must indemnify a Finance Party against any loss or liability or cost which that Finance Party determines will be or has been suffered (directly or indirectly) by that Finance Party for or on account of Tax in relation to a payment received or receivable (or any payment deemed to be received or receivable) under a Finance Document.

(b)	Paragraph (a) above does not apply with respect to any Tax assessed on a Finance Party under the laws of the jurisdiction in which:

(i)	that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(ii)	that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable by that Finance Party. However, any payment deemed to be received or receivable, including any amount treated as income but not actually received by the Finance Party, such as a Tax Deduction, will not be treated as net income received or receivable for this purpose.

(c)	Paragraph (a) above does not apply to the extent a loss, liability or cost:

(i)	is compensated for by an increased payment under Clause 11.2 (Tax gross-up); or

(ii)	would have been compensated for by an increased payment under Clause 11.2 (Tax gross-up) but was not compensated solely because one of the exclusions in that Clause applied.

(d)	A Finance Party making, or intending to make, a claim under paragraph (a) above must promptly notify the Company of the event which will give, or has given, rise to the claim.

(e)	A Finance Party must, on receiving a payment from the Company under this Clause notify the Facility Agent.

11.4	Tax Credit

If the Company makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)	it has obtained, used and retained that Tax Credit,

the Finance Party must pay an amount to the Company which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been if the Tax Payment had not been required to be made by the Company.

11.5	Stamp taxes

The Company must pay and indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, stamp duty land tax, registration or other similar Tax payable in connection with the entry into, performance or enforcement of any Finance Document, except for any such Tax payable in connection with the entry into of a Transfer Certificate.

11.6	Value added taxes

(a)	All amounts set out, or expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is or becomes chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is chargeable on any supply made by any Finance Party to the Company under a Finance Document and the Finance Party is required to account for the VAT, the Company must pay to the Finance Party (in addition to and at the same time as paying the consideration for such supply) an amount equal to the amount of the VAT and the Finance Party shall promptly provide an appropriate VAT invoice to the Company.

(b)	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any costs or expenses, that Party must also at the same time reimburse and indemnify (as the case may be) that Finance Party against all VAT incurred by the Finance Party in respect of those costs or expenses but only to the extent that the Finance Party (acting reasonably) determines that it is not entitled to credit or repayment from the relevant tax authority in respect of the VAT.

(c)	If VAT is chargeable on any supply made by a Finance Party to any Party under a Finance Document and if reasonably requested by the Finance Party, that Party must promptly give the Finance Party details of its VAT registration number (if applicable) and any other information as is reasonably requested in connection with the Finance Party’s reporting requirements for the supply.

12.	INCREASED COSTS

12.1	Increased Costs

Except as provided below in this Clause 12, the Company must pay to a Finance Party the amount of any Increased Cost incurred by that Finance Party or any of its Affiliates as a result of:

(a)	the introduction of, or any change in, or any change in the interpretation, administration or application of, any law or regulation; or

(b)	compliance with any law or regulation made after the date of this Agreement.

12.2	Exceptions

The Company need not make any payment for an Increased Cost to the extent that the Increased Cost is:

(a)	compensated for under another Clause or would have been but for an exception to that Clause;

(b)	attributable to the implementation of, or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 (Basel II) or any similar or related law or regulation which implements Basel II; or

(c)	attributable to a Finance Party or its Affiliate wilfully failing to comply with any law or regulation.

12.3	Claims

(a)	A Finance Party intending to make a claim for an Increased Cost must notify the Facility Agent of the circumstances giving rise to and the amount of the claim, following which the Facility Agent will promptly notify the Company.

(b)	Each Finance Party must, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Cost.

13.	MITIGATION

13.1	Mitigation

(a)	Each Finance Party must, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which result or would result in:

(i)	any Tax Payment or Increased Cost being payable to that Finance Party;

(ii)	that Finance Party being able to exercise any right of prepayment and/or cancellation under this Agreement by reason of any illegality; or

(iii)	that Finance Party incurring any cost of complying with the minimum reserve requirements of the European Central Bank,

including transferring its rights and obligations under the Finance Documents to an Affiliate or changing its Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of the Company under the Finance Documents.

(c)	The Company must indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of any step taken by it under this Subclause.

(d)	A Finance Party is not obliged to take any step under this Subclause if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

13.2	Conduct of business by a Finance Party

No term of any Finance Document will:

(a)	interfere with the right of any Finance Party to arrange its affairs (Tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it in respect of Tax or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (Tax or otherwise) or any computation in respect of Tax.

14.	PAYMENTS

14.1	Place

Unless a Finance Document specifies that payments under it are to be made in another manner, all payments by a Party (other than the Facility Agent) under the Finance Documents must be made to the Facility Agent to its account at such office or bank in Hong Kong, as it may notify to that Party for this purpose by not less than five Business Days’ prior notice.

14.2	Funds

Payments under the Finance Documents to the Facility Agent must be made for value on the due date at such times in immediately available funds (a) via USD RTGS value on the due date or (b) (if not made via USD RTGS) one Business Day prior to the due date or in such funds as the Facility Agent may otherwise specify to the Party concerned as being customary at the time for the settlement of transactions in that currency in the place for payment.

14.3	Distribution

(a)	Each payment received by the Facility Agent under the Finance Documents for another Party must, except as provided below, be made available by the Facility Agent to that Party by payment (as soon as practicable after receipt) to its account with such office or bank in Hong Kong, as it may notify to the Facility Agent for this purpose by not less than five Business Days’ prior notice.

(b)	The Facility Agent may apply any amount received by it for the Company in or towards payment (as soon as practicable after receipt) of any amount due from the Company under the Finance Documents or in or towards the purchase of any amount of any currency to be so applied.

(c)	Where a sum is paid to the Facility Agent under this Agreement for another Party, the Facility Agent is not obliged to pay that sum to that Party until it has established that it has actually received it. However, the Facility Agent may assume that the sum has been paid to it, and, in reliance on that assumption, make available to that Party a corresponding amount. If it transpires that the sum has not been received by the Facility Agent, that Party must immediately on demand by the Facility Agent refund any corresponding amount made available to it together with interest on that amount from the date of payment to the date of receipt by the Facility Agent at a rate calculated by the Facility Agent to reflect its cost of funds.

14.4	Currency

(a)	Unless a Finance Document specifies that payments under it are to be made in a different manner, the currency of each amount payable under the Finance Documents is determined under this Subclause.

(b)	Amounts payable in respect of Taxes, fees, costs and expenses are payable in the currency in which they are incurred.

(c)	Each other amount payable under the Finance Documents is payable in US Dollars.

14.5	No set-off or counterclaim

All payments made by the Company under the Finance Documents must be calculated and made without (and free and clear of any deduction for) set-off or counterclaim.

14.6	Business Days

(a)	If a payment under the Finance Documents is due on a day which is not a Business Day, the due date for that payment will instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not) or whatever day the Facility Agent determines (acting on the instructions of the Majority Lenders) is market practice.

(b)	During any extension of the due date for payment of any principal under this Agreement interest is payable on that principal at the rate payable on the original due date.

14.7	Partial payments

(a)	If the Facility Agent receives a payment insufficient to discharge all the amounts then due and payable by the Company under the Finance Documents, the Facility Agent must apply that payment towards the obligations of the Company under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Administrative Parties under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest or fee due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal amount due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Facility Agent must, if so directed by all Lenders, vary the order set out in sub-paragraphs (a)(ii) to (iv) above.

(c)	This Subclause will override any appropriation made by the Company.

14.8	Disruption to payment systems

(a)	If the Facility Agent is instructed by the Majority Lenders that a Disruption Event has occurred or the Company notifies the Facility Agent that a Disruption Event has occurred, the Facility Agent:

(i)	may, and must if requested by the Company, enter into discussions with the Company for a period of not more than five days with a view to agreeing any changes to the operation or administration of the Facility (changes) as the Facility Agent may decide is necessary;

(ii)	is not obliged to enter into discussions with the Company in relation to any changes if, in its opinion, it is not practicable so to do and has no obligation to agree to any changes;

(iii)	may consult with the Finance Parties in relation to any changes but is not obliged so to do if, in its opinion, it is not practicable in the circumstances; and

(iv)	must notify the Finance Parties of any changes agreed under this Subclause.

(b)	Any agreement between the Facility Agent and the Company will be, (whether or not it is finally determined that a Disruption Event has occurred), binding on the Parties notwithstanding the provisions of Clause 25 (Amendments and waivers).

(c)	The Facility Agent accepts the discretions given to it by this Subclause only on the basis that it will not be liable (either in contract or tort) for any damages, costs or losses of any kind which any Party may incur or sustain as a result of the Facility Agent taking or not taking any action under this Subclause.

(d)	If the Facility Agent makes any payment to any person in respect of a liability incurred as a result of taking or not taking any action under this Subclause, each Lender must indemnify the Facility Agent for that Lender’s Pro Rata Share of such payment made or of any loss or liability incurred by the Facility Agent under this Subclause (unless the Facility Agent has been reimbursed by the Company under a Finance Document).

(e)	Paragraph (d) above applies notwithstanding:

(i)	any other term of any Finance Document (including any term in Clause 20 (The Administrative Parties)); and

(ii)	irrespective of whether the payment was made as a result of actual or alleged negligence or gross negligence or wilful misconduct of the Facility Agent but so that the Facility Agent has no indemnity for claims against it which arise as a result of fraud by the Facility Agent.

14.9	Timing of payments

If a Finance Document does not provide for when a particular payment is due, that payment will be due within three Business Days of demand by the relevant Finance Party.

15.	REPRESENTATIONS AND WARRANTIES

15.1	Representations and warranties

The representations and warranties set out in this Clause 15 are made by the Company to each Finance Party.

15.2	Status

(a)	It is a limited liability company, duly incorporated and validly existing under the laws of the Cayman Islands.

(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

(c)	It is acting as principal on its account and not as agent or trustee in any capacity on behalf of any party in relation to this Agreement.

15.3	Powers and authority

It has the power to enter into and perform, and has taken all necessary action to authorise the entry into and performance of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

15.4	Legal validity

(a)	Subject to any general principles of law limiting its obligations and referred to in any legal opinion required under this Agreement, each Finance Document to which it is a party is its legally binding, valid and enforceable obligation.

(b)	Each Finance Document to which it is a party is in the proper form for its enforcement in the jurisdiction of its incorporation.

15.5	Non-conflict

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents or the Acquisition Documents do not conflict with:

(a)	any law or regulation applicable to it;

(b)	its or any of its Subsidiaries’ constitutional documents; or

(c)	(in the case of the Finance Documents) any document which is binding upon it or any of its Subsidiaries or any of its or its Subsidiaries’ assets or (in the case of the Acquisition Documents) any document which is binding upon it or any of its Subsidiaries or any of its or its Subsidiaries’ assets in any material respect.

15.6	No default

(a)	No Event of Default is outstanding or will result from the entry into of, or the performance of any transaction contemplated by, any Finance Document; and

(b)	No other event or circumstance is outstanding which constitutes a default under any document which is binding on it or any of its Subsidiaries or any of its or its Subsidiaries’ assets to an extent or in a manner which has or is reasonably likely to have a Material Adverse Effect.

15.7	Authorisations

All authorisations required to enable it to enter into and perform its obligations under, and for the validity and enforceability of, and the transactions contemplated by, the Finance Documents or the Acquisition Documents have been, or will, by the time required, have been obtained or effected (as appropriate) and are, or will, by the time required be, in full force and effect.

15.8	Financial statements

Its audited consolidated financial statements most recently delivered to the Facility Agent (which, at the date of this Agreement, are the Original Financial Statements):

(a)	have been prepared in accordance with GAAP, consistently applied; and

(b)	give a true and fair view of its consolidated financial condition as at the date to which they were drawn up,

except, in each case, as disclosed to the contrary in those financial statements.

15.9	Litigation

No litigation, arbitration or administrative proceedings against any member of the Group has been started or, to its knowledge, threatened, which have or, if adversely determined, are reasonably likely to have a Material Adverse Effect.

15.10	Issued share capital

It has a paid up share capital of not less than HKD1,000,000 or an equivalent amount in any other approved currency.

For the purpose of this Subclause, approved currency means a currency which is freely convertible into Hong Kong dollars or a currency approved in writing by the Registrar of Money Lenders appointed under section 4 of the Money Lenders Ordinance (Cap. 163, Laws of Hong Kong) (the MLO) for the purpose of paragraph 12 of Part 2 of Schedule 1 to the MLO.

15.11	OFAC

No member of the Group will:

(a)	use (or otherwise make available) the proceeds of the Loan for the purpose of financing directly or indirectly the activities of any person or entity which is currently listed on the Specially Designated Nationals (the SDN) List or in a country which is subject to U.S. economic sanctions administered by the U.S. Treasury Department Office of Foreign Assets Control (the OFAC Sanctions) to the extent such financing would be prohibited by the OFAC Sanctions if conducted by a person in the United States of America; or

(b)	contribute or otherwise make available the proceeds of the Loan to any person or entity if the relevant member of the Group has actual knowledge that such party intends to use such proceeds for the purpose of financing the activities of any person or entity which is on the SDN List or in a country which is subject to the OFAC Sanctions, to the extent such financing would be prohibited by the OFAC Sanctions if conducted by a person in the United States of America.

15.12	No material adverse change

There has been no material adverse change in its consolidated financial condition since the date to which the Original Financial Statements were drawn up.

15.13	Information

All written, factual information supplied by the Company or on its behalf to any Finance Party in connection with the Finance Documents (including any information supplied prior to the date of this Agreement) is true and accurate in all material respects as at its date or (if appropriate) as at the date (if any) at which it is stated to be given and the Company has not omitted to supply any information which, if disclosed, might make the information supplied untrue or misleading in any material respect.

15.14	Restricted Group

The following is a complete list of all the members of the Restricted Group as of the date of this Agreement:

(a)	Baidu.com Times Technology (Beijing) Co., Ltd.;

(b)	Baidu Online Network Technology (Beijing) Co., Ltd.; and

(c)	Baidu (China) Co., Ltd.

15.15	Stamp duties

Except for any registration fees, stamp duty or other similar Tax or charge referred to in any legal opinion required under this Agreement (which will be paid within any applicable time limit), as at the date of this Agreement, no stamp or registration duty or similar Tax or charge is payable in its jurisdiction of incorporation in respect of any Finance Document.

15.16	Security Interest

As at the date of this Agreement, other than any Security Interest and Quasi-Security Interest disclosed in Schedule 5 (Existing Security) or otherwise permitted under Clause 18.5(d) (Negative Pledge), no Security Interest or Quasi-Security Interest exists over the assets of any member of the Restricted Group.

15.17	Times for making representations and warranties

(a)	The representations and warranties set out in this Clause are made by the Company on the date of this Agreement.

(b)	Each Repeating Representation is deemed to be repeated by the Company on the date of the Request and the first day of each Term.

(c)	When a representation and warranty is repeated, it is applied to the circumstances existing at the time of repetition.

16.	INFORMATION COVENANTS

16.1	Financial statements

(a)	The Company must supply to the Facility Agent in sufficient copies for all the Lenders:

(i)	its audited consolidated financial statements for each of its financial years; and

(ii)	its interim financial statements for the first half-year of each of its financial years.

(b)	All financial statements must be supplied as soon as they are available and:

(i)	in the case of the Company’s audited consolidated financial statements, within 180 days; and

(ii)	in the case of the Company’s interim financial statements, within 120 days,

of the end of the relevant financial period.

16.2	Form of financial statements

(a)	The Company must ensure that each set of financial statements supplied under this Agreement gives (if audited) a true and fair view of, or (if unaudited) fairly represents, its financial condition (consolidated or otherwise) as at the date to which those financial statements were drawn up.

(b)	The Company must notify the Facility Agent of any change to the manner in which its audited consolidated financial statements are prepared.

(c)	If requested by the Facility Agent, the Company must supply to the Facility Agent:

(i)	a full description of any change notified under paragraph (b) above; and

(ii)	sufficient information to enable the Finance Parties to make a proper comparison between the financial position shown by the set of financial statements prepared on the changed basis and its most recent audited consolidated financial statements delivered to the Facility Agent under this Agreement.

16.3	Compliance Certificate

(a)	The Company must supply to the Facility Agent a Compliance Certificate with each set of its financial statements sent to the Facility Agent under this Agreement.

(b)	A Compliance Certificate must be signed by two authorised signatories of the Company.

16.4	Information – miscellaneous

(a)	The Company must, subject to paragraph (b) below, supply to the Facility Agent, in sufficient copies for all the Lenders if the Facility Agent so requests:

(i)	copies of all documents despatched by the Company to its shareholders (or any class of them) or to its creditors generally at the same time as they are despatched;

(ii)	promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings against any member of the Group which are current, threatened or pending and which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(iii)	promptly on request, a list of the then current Restricted Subsidiaries; and

(iv)	promptly on request, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party through the Facility Agent may reasonably request.

(b)	Nothing in paragraph (a) above shall require the Company to supply any document or information to the Facility Agent if and for so long such disclosure will cause the Company to be in breach of the relevant listing rules of NASDAQ or any mandatory provisions of applicable laws or any confidentiality agreements or undertakings.

16.5	Notification of Default

(a)	The Company must notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)	Promptly on request by the Facility Agent, the Company must supply to the Facility Agent a certificate, signed by two of its authorised signatories on its behalf, certifying that no Default is outstanding or, if a Default is outstanding, specifying the Default and the steps, if any, being taken to remedy it.

16.6	Year end

The Company must not change its financial year end.

16.7	Customer due diligence requirements

(a)	The Company must promptly on the request of any Finance Party through the Facility Agent supply to that Finance Party any documentation or other evidence which is reasonably requested by that Finance Party (whether for itself, on behalf of any Finance Party or any prospective new Lender) to enable a Finance Party or prospective new Lender to carry out and be satisfied with the results of all applicable customer due diligence requirements.

(b)	Each Lender must promptly on the request of the Facility Agent supply to the Facility Agent any documentation or other evidence which is reasonably required by the Facility Agent to carry out and be satisfied with the results of all customer due diligence requirements.

(c)	Notwithstanding any other provisions of this Agreement to the contrary, no Finance Party is obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any applicable anti-money laundering, counter-terrorism financing, economic or trade sanctions law or regulations.

17.	FINANCIAL COVENANTS

17.1	Definitions

In this Clause 17:

Adjusted Consolidated EBITDA means, in relation to a Measurement Period, Consolidated EBITDA for the period adjusted by:

(a)	including the operating profit before interest, tax, depreciation, amortisation and impairment charges (EBITDA) of a member of the Group or attributable to a business or assets acquired during the Measurement Period for that part of the Measurement Period when it was not a member of the Group and/or the business or assets were not owned by a member of the Group; and

(b)	excluding the EBITDA attributable to any member of the Group or to any business or assets sold during that Measurement Period.

Consolidated EBIT means, in relation to a Measurement Period, the aggregate of:

(a)	the consolidated operating profits of the Group (including the results from discontinued operations) before finance costs and tax for that Measurement Period;

(b)	plus or minus the Group’s share of the profits or losses of associates for that period (after finance costs and tax) and the Group’s share of the profits or losses of any joint ventures;

adjusted by:

(i)	taking no account of any Exceptional Item;

(ii)	taking no account of any unrealised gains or losses on any derivative instrument or other financial instrument (other than any derivative instrument which is accounted for on a hedge accounting basis) which is reported through the income statement;

(iii)	taking no account of any income or charge attributable to a post-employment benefit scheme other than the current service costs and any past service costs and curtailments and settlements attributable to the scheme;

(iv)	taking no account of any expense referable to equity-settled share-based compensation of employees.

Consolidated EBITDA means, in relation to a Measurement Period, Consolidated EBIT for that Measurement Period after adding back any depreciation and amortisation and taking no account of any charge for impairment or any reversal of any previous impairment charge made in the period.

Consolidated Tangible Net Worth means at any time the aggregate of:

(a)	the amount paid up or credited as paid up on the issued share capital of the Company; and

(b)	the net amount standing to the credit (or debit) of the consolidated reserves of the Company,

based on the latest published audited consolidated balance sheet of the Company (the latest balance sheet) but adjusted by:

(i)	deducting any dividend or other distribution proposed, declared or made by the Company (except to the extent it has been taken into account in the latest balance sheet);

(ii)	deducting any amount attributable to goodwill or any other intangible asset;

(iii)	deducting any amount attributable to an upward revaluation of assets (other than financial instruments) after 31 December 2010 or, in the case of assets of a company which becomes a member of the Group after that date, the date on which that company becomes a member of the Group;

(iv)	reflecting any variation in the amount of the issued share capital of the Company after the date of the latest balance sheet (and any change in the consolidated reserves of the Group resulting from that variation);

(v)	reflecting any variation in the interest of the Company in any other member of the Group since the date of the latest balance sheet (to be calculated on the assumption that the variation had occurred immediately before the latest balance sheet date); and

(vi)	excluding any amounts debited or credited to deferred tax which relates to the revaluation of any item which is excluded from the calculation.

Consolidated Total Borrowings means, in respect of the Group, at any time, the aggregate of the following liabilities calculated at the nominal, principal or other amount at which the liabilities would be carried in a consolidated balance sheet of the Company drawn up at that time (or in the case of any guarantee, indemnity or similar assurance referred to in paragraph (i) below, the maximum liability under the relevant instrument):

(a)	any moneys borrowed;

(b)	any redeemable preference shares;

(c)	any acceptance under any acceptance credit (including any dematerialised equivalent);

(d)	any bond, note, debenture, loan stock or other similar instrument;

(e)	any indebtedness under a finance or capital lease in accordance with the GAAP;

(f)	any moneys owing in connection with the sale or discounting of receivables (except to the extent that there is no recourse);

(g)	any indebtedness arising from any deferred payment agreements arranged primarily as a method of raising finance or financing the acquisition of an asset;

(h)	any indebtedness arising in connection with any other transaction (including any forward sale or purchase agreement) which has the commercial effect of a borrowing; and

(i)	any indebtedness of any person of a type referred to in the above paragraphs which is the subject of a guarantee, indemnity or similar assurance against financial loss given by a member of the Group, in each case, for the avoidance of doubt, excluding any indebtedness arising (a) in the ordinary course of trading and (b) between members of the Group.

Exceptional Item means any material item of income or expense that represents:

(a)	any gain or loss arising from:

(i)	write-downs of inventories to net realisable value or of property, plant and equipment to recoverable amount, and reversals of such write-downs;

(ii)	restructuring the activities of the Group or any member of the Group and any reversals of any provision for the costs of restructuring;

(iii)	disposals of items of property, plant or equipment;

(iv)	disposals of investments; or

(v)	disposals or settlements of liabilities of any member of the Group that fall within the definition of Consolidated Total Borrowings; or

(b)	any gain of a highly unusual or non-recurring nature; or

(c)	any gain or loss arising from a transaction entered into otherwise than in the carrying on of the normal core business operations of the Group.

Measurement Period means a financial half-year of the Company.

17.2	Interpretation

(a)	Except as provided to the contrary in this Agreement, an accounting term used in this Clause is to be construed in accordance with the principles applied in connection with the Original Financial Statements.

(b)	Any amount in a currency other than US Dollars is to be taken into account at its US Dollar equivalent calculated on the basis of:

(i)	the Facility Agent’s spot rate of exchange for the purchase of the relevant currency in the London foreign exchange market with US Dollars at or about 11.00 a.m. on the day the relevant amount falls to be calculated; or

(ii)	if the amount is to be calculated on the last day of a financial period of the Company, the relevant rates of exchange used by the Company in, or in connection with, its financial statements for that period.

(c)	No item must be credited or deducted more than once in any calculation under this Clause 17.

17.3	Consolidated Tangible Net Worth

The Company must ensure that Consolidated Tangible Net Worth is not at any time less than RMB 6 billion.

17.4	Gearing

The Company must ensure that Consolidated Total Borrowings do not at any time exceed 80 per cent. of Consolidated Tangible Net Worth at that time.

17.5	Leverage

The Company must ensure that Consolidated Total Borrowings do not, at the end of each Measurement Period, exceed two times of the Adjusted Consolidated EBITDA for that Measurement Period.

18.	GENERAL COVENANTS

18.1	General

The Company agrees to be bound by the covenants set out in this Clause 18 relating to it and, where the covenant is expressed to apply to any other member of the Group or any other member of the Restricted Group (as the case may be), the Company must ensure that its relevant Subsidiaries or the relevant Restricted Subsidiaries (as the case may be) perform that covenant.

18.2	Authorisations

The Company must promptly:

(a)	obtain, maintain and comply with the terms; and

(b)	if requested by the Facility Agent, supply certified copies to the Facility Agent,

of any authorisation required under any law or regulation to enable it to perform its obligations under, or for the validity or enforceability of, any Finance Document or the Acquisition Documents.

18.3	Compliance with laws

Each member of the Group must comply in all respects with all laws to which it is subject where failure to do so would have a Material Adverse Effect.

18.4	Pari passu ranking

The Company must ensure that its payment obligations under the Finance Documents at all times rank at least pari passu with all its other present and future unsecured payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

18.5	Negative pledge

(a)	For the purpose of this Subclause, Quasi-Security Interest means an arrangement or transaction described in paragraph (c) below.

(b)	Except as provided below, no member of the Restricted Group may create or allow to exist any Security Interest on any of its assets.

(c)	No member of the Restricted Group may:

(i)	sell, transfer or otherwise dispose of any of its assets on terms where it is or may be leased to or re-acquired or acquired by a member of the Restricted Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect, in circumstances where the transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(d)	Paragraphs (b) and (c) do not apply to:

(i)	any Security Interest or Quasi-Security Interest listed in Schedule 5 (Existing Security) except to the extent the principal amount secured by that Security Interest exceeds the amount stated in that Schedule;

(ii)	any Security Interest or Quasi-Security Interest created solely for the purpose of securing the refinancing of any indebtedness secured by any Security Interest or Quasi-Security Interest listed in Schedule 5 (Existing Security) where the principal amount secured has not been increased above the amount stated in that Schedule which is to be refinanced;

(iii)	any Security Interest or Quasi-Security Interest comprising a netting, set-off or cash-pooling arrangement entered into by a member of the Restricted Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(iv)	any payment or close out netting or set-off arrangement pursuant to any hedging transaction entered into by a member of the Restricted Group but excluding any Security Interest or Quasi-Security Interest under a credit support arrangement;

(v)	any lien arising by operation of law and in the ordinary course of business;

(vi)	any Security Interest or Quasi-Security Interest on an asset, or an asset of any person, acquired by a member of the Restricted Group after the date of this Agreement but only for the period of 6 months from the date of acquisition and to the extent that the principal amount secured by that Security Interest has not been incurred or increased in contemplation of, or since, the acquisition;

(vii)	any Security Interest or Quasi-Security Interest arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Restricted Group in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by any member of the Restricted Group;

(viii)	any Security Interest or Quasi-Security Interest over goods or documents of title arising in the ordinary course of letter of credit transactions entered into in the ordinary course of trade;

(ix)	any Security Interest or Quasi-Security Interest provided with the prior consent of the Majority Lenders; and

(x)	any Security Interest or Quasi-Security Interest securing indebtedness the amount of which (when aggregated with the amount of any other indebtedness which has the benefit of a Security Interest not allowed under the preceding sub-paragraphs) does not exceed RMB500,000,000 or its equivalent at any time;

18.6	Disposals

(a)	Except as provided below, no member of the Group (other than Beijing Baidu Netcom) may, either in a single transaction or in a series of transactions and whether related or not, dispose of all or any part of its assets without the prior written consent of the Facility Agent (acting on the instruction of the Majority Lenders).

(b)	Paragraph (a) above does not apply to any disposal:

(i)	where the consideration receivable of that disposal (including any Listing Disposal, subject to Clause 7.2(c) (Mandatory prepayment – disposals)) (when aggregated with the consideration for any other disposal of assets by any member of the Group not allowed under sub-paragraphs (iii) to (vi) below) (A) does not exceed the Disposal Threshold; (B) exceeds the Disposal Threshold but no Mandatory Prepayment Request has been delivered by the Facility Agent to the Company within the applicable time period specified in Clause 7.2(b) (Mandatory prepayment – disposals); or (C) exceeds the Disposal Threshold where the net proceeds of that disposal are applied towards mandatory prepayment of the Loan in accordance with Clause 7.2(b) (Mandatory prepayment – disposals);

(ii)	where the disposal is not a Listing Disposal and is made to another member of the Group (other than Beijing Baidu Netcom);

(iii)	made in the ordinary course of trading of the disposing entity;

(iv)	of assets in exchange for other assets comparable or superior as to type, value and quality;

(v)	of obsolete or redundant vehicles, plant or equipment for cash; or

(vi)	arising as result of a Permitted Transaction.

(c)	Each disposal shall only be permitted under this Subclause if it is made (i) on arm’s length commercial terms or (ii) (other than in respect of any disposal permitted under paragraph (b)(ii) above) on more favourable terms to the disposing entity than arms’ length commercial terms and at least for fair market value.

18.7	Change of business

The Company must ensure that no substantial change is made to the general nature of the business of the Restricted Group from that carried on at the date of this Agreement.

18.8	Merger

The Company may not enter into any amalgamation, demerger, merger or reconstruction other than a Permitted Transaction.

18.9	Insurance

Each member of the Restricted Group must insure its business and assets with insurance companies to such an extent and against such risks as companies engaged in a similar business normally insure.

19.	DEFAULT

19.1	Events of Default

Each of the events or circumstances set out in this Clause 19 (other than Clause 19.13 (Acceleration) and 19.14 (Clean-up Period)) is an Event of Default.

19.2	Non-payment

The Company does not pay on the due date any amount payable by it under the Finance Documents in the manner required under the Finance Documents, unless the non-payment:

(a)	is caused by technical or administrative error and is remedied within five Business Days of the due date; or

(b)	is caused by a Disruption Event and is remedied within five Business Days of the due date.

19.3	Breach of other obligations

(a)	The Company does not comply with any term of Clause 17 (Financial covenants); or

(b)	the Company does not comply with any term of the Finance Documents (other than any term referred to in Clause 19.2 (Non-payment) or in paragraph (a) above), unless the non-compliance:

(i)	is capable of remedy; and

(ii)	is remedied within 20 Business Days of the earlier of the Facility Agent giving notice of the failure to comply to the Company and the Company becoming aware of the non-compliance.

19.4	Misrepresentation

A representation or warranty made or deemed to be repeated by the Company in any Finance Document or in any document delivered by or on behalf of the Company under any Finance Document is incorrect or misleading in any material respect when made or deemed to be repeated, unless the circumstances giving rise to the misrepresentation or breach of warranty:

(a)	are capable of remedy; and

(b)	are remedied within 20 Business Days of the earlier of the Facility Agent giving notice of the misrepresentation or breach of warranty to the Company and the Company becoming aware of the misrepresentation or breach of warranty.

19.5	Cross-default

Any of the following occurs in respect of a member of the Restricted Group:

(a)	any of its Financial Indebtedness is not paid when due (after the expiry of any originally applicable grace period);

(b)	any of its Financial Indebtedness:

(i)	becomes prematurely due and payable;

(ii)	is placed on demand; or

(iii)	is capable of being declared by or on behalf of a creditor to be prematurely due and payable or of being placed on demand,

in each case, as a result of an event of default or any provision having a similar effect (howsoever described); or

(c)	any commitment for its Financial Indebtedness is cancelled or suspended as a result of an event of default or any provision having a similar effect (howsoever described),

unless the aggregate amount of Financial Indebtedness falling within all or any of paragraphs (a) to (c) above is less than US$50,000,000 or its equivalent.

19.6	Insolvency

Any of the following occurs in respect of a member of the Restricted Group:

(a)	it is, or is deemed for the purposes of any applicable law to be, unable to pay its debts as they fall due or insolvent;

(b)	it admits its inability to pay its debts as they fall due;

(c)	it suspends making payments on its debts generally or announces an intention to do so;

(d)	by reason of actual or anticipated financial difficulties, it begins negotiations with any creditor for the rescheduling or restructuring of any of its indebtedness;

(e)	the value of its assets is less than its liabilities (taking into account contingent and prospective liabilities); or

(f)	any of its indebtedness is subject to a moratorium.

19.7	Insolvency proceedings

(a)	Except as provided below, any of the following occurs in respect of a member of the Restricted Group:

(i)	any corporate action or legal proceedings is taken with a view to the suspension of payments, a moratorium or a composition, assignment or similar arrangement with any of its creditors;

(ii)	a meeting of its shareholders, directors or other officers resolves to petition for or to file documents with a court or any registrar for, its winding-up, administration or dissolution or any such resolution is passed;

(iii)	any person presents a petition, or files documents with a court or any registrar, for its winding-up, administration, dissolution or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise);

(iv)	any Security Interest is enforced over any of its assets having an aggregate value of at least US$50,000,000;

(v)	an order for its winding-up, administration or dissolution is made;

(vi)	any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer is appointed in respect of it or any of its assets; or

(vii)	any analogous step or procedure is taken in any jurisdiction.

(b)	Paragraph (a) above does not apply to:

(i)	any step or procedure which is part of a Permitted Transaction; or

(ii)	a petition for winding-up, administration or dissolution which is being contested in good faith and with due diligence and is discharged or struck out within 30 days.

19.8	Creditors’ process

Any attachment, sequestration, distress, execution or analogous event affects any asset(s) of a member of the Restricted Group, having an aggregate value of at least US$50,000,000 which is not discharged within 30 days.

19.9	Cessation of business

A member of the Restricted Group ceases, or threatens to cease, to carry on business except:

(a)	as part of a Permitted Transaction; or

(b)	as a result of any disposal allowed under this Agreement.

19.10	De-listing

The shares in the Company ceases to be listed on NASDAQ.

19.11	Effectiveness of Finance Documents

(a)	It is or becomes unlawful for the Company to perform any of its obligations under the Finance Documents.

(b)	The Company repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

19.12	Material adverse change

Any event or series of events occurs which, in the opinion of the Majority Lenders (acting reasonably), would have a Material Adverse Effect.

19.13	Acceleration

If an Event of Default is outstanding, the Facility Agent may, and must if so instructed by all Lenders, by notice to the Company:

(a)	cancel all or any part of the Total Commitments; and/or

(b)	declare that all or part of any amounts outstanding under the Finance Documents are:

(i)	immediately due and payable; and/or

(ii)	payable on demand by the Facility Agent acting on the instructions of all Lenders.

Any notice given under this Subclause will take effect in accordance with its terms.

19.14	Clean-Up Period

Notwithstanding any other provision of any Finance Document:

(a)	any breach of a Clean-Up Representation or a Clean-Up Undertaking; or

(b)	any Event of Default constituting a Clean-Up Default,

will be deemed not to be a breach of representation or warranty, a breach of undertaking or an Event of Default (as the case may be) if:

(i)	it would have been (if it were not for this provision) a breach of representation or warranty, a breach of covenant or an Event of Default only by reason of circumstances relating exclusively to any member of the Target Group (or any obligation to procure or ensure in relation to a member of the Target Group);

(ii)	it is capable of remedy and reasonable steps are being taken to remedy it;

(iii)	the circumstances giving rise to it have not been procured by or approved by the Company; and

(iv)	it is not reasonably likely to have a Material Adverse Effect.

If the relevant circumstances are outstanding on or after the Clean-up Date, there shall be a breach of representation or warranty, breach of undertaking or Event of Default, as the case may be notwithstanding the above (and without prejudice to the rights and remedies of the Finance Parties).

20.	THE ADMINISTRATIVE PARTIES

20.1	Appointment and duties of the Facility Agent

(a)	Each Finance Party (other than the Facility Agent) irrevocably appoints the Facility Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each Finance Party irrevocably authorises the Facility Agent to:

(i)	perform the duties and to exercise the rights, powers and discretions that are specifically given to it under the Finance Documents, together with any other incidental rights, powers and discretions; and

(ii)	enter into and deliver each Finance Document expressed to be entered into by the Facility Agent.

(c)	The Facility Agent has only those duties which are expressly specified in the Finance Documents to which it is party, and no other duties shall be implied. Those duties are solely of a mechanical and administrative nature.

20.2	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party in connection with any Finance Document.

20.3	No fiduciary duties

(a)	Nothing in the Finance Documents makes an Administrative Party a trustee or fiduciary for any other Party or any other person; and

(b)	no Administrative Party need hold in trust any moneys paid to it or recovered by it for a Party in connection with the Finance Documents or be liable to account for interest on those moneys.

20.4	Individual position of an Administrative Party

(a)	If it is also a Lender, each Administrative Party has the same rights and powers under the Finance Documents as any other Lender and may exercise those rights and powers as though it were not an Administrative Party.

(b)	Each Administrative Party may:

(i)	carry on any business with the Company or its related entities (including acting as an agent or a trustee for any other financing) and acquire interest in the Company or its related entities; and

(ii)	retain any profits or remuneration it receives under the Finance Documents or in relation to any other business it carries on with the Company or its related entities.

20.5	Reliance

(a)	The Facility Agent in acting as Facility Agent under a Finance Document may:

(i)	rely on any notice, document or other communication (including any e-mail or facsimile transmission) believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person (and the Facility Agent has no duty to verify any signature on any such notice, document or other communication or the authority of any such person in giving such notice, document or other communication);

(ii)	rely on any determination, statement, notice or certificate provided to it by the Company;

(iii)	rely on advice and statements of lawyers, accountants, auditors, bankers and other consultants and experts, whether or not retained by it;

(iv)	rely on any statement, information, report or certification purportedly made or given by a director, authorised signatory, senior officer or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify; and

(v)	engage, pay for and rely on professional advisers selected by it (including those representing a Party other than the Facility Agent and including, without limitation, legal counsel, financial advisers, auditors and other experts), and the Facility Agent, its directors, officers, employees and agents will be protected and will incur no liability for, or in respect of, any action taken, omitted to be taken, or suffered by the Facility Agent in reliance on such notice, document, communication, certificate, advice or statement and the Facility Agent shall not be responsible to any person for any loss occasioned by so acting except in the case of the Facility Agent’s gross negligence or wilful misconduct.

(b)	The Facility Agent in acting as Facility Agent under a Finance Document may employ or appoint any person as employee, attorney, contractor, professional advisor, officer, agent, delegate or otherwise (if any), and delegate to any such person its powers, duties and obligations, as may be necessary for it to carry out any of its obligations under the Finance Documents. The Facility Agent will not have any obligation to supervise, or be liable for any acts or omissions of, any person it employs or appoints under this paragraph (provided that the Facility Agent has acted with all due care in selecting that person), except in the case of gross negligence or wilful misconduct.

20.6	Majority Lenders’ instructions

(a)	The Facility Agent is fully protected if it acts (or refrains from acting, where so instructed) on the instructions of the Majority Lenders in the exercise of any right, power or discretion or any matter not expressly provided for in the Finance Documents. Any such instructions given by the Majority Lenders will be binding on all the Lenders. In the absence of instructions, the Facility Agent may act (or refrain from acting) as it considers to be in the best interests of all the Lenders.

(b)	The Facility Agent may assume that unless it has received notice to the contrary, any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.

(c)	The Facility Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received security satisfactory to it, whether by way of payment in advance or otherwise, against any liability or loss which it may incur in complying with the instructions.

(d)	The Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings in connection with any Finance Document.

20.7	Responsibility

(a)	The Facility Agent and its directors, officers, employees, agents and/or related bodies is not responsible for, or will not be liable in respect of any of the following whether before or after the date of this Agreement:

(i)	the adequacy, accuracy or completeness of any statement or information (whether written or oral) made in, supplied or obtained by it from any third party in connection with any Finance Document (including the Information Memorandum) or Acquisition Document;

(ii)	the legality, validity, effectiveness, genuineness, adequacy, completeness or enforceability of any Finance Document or any other document or any transaction contemplated thereunder;

(iii)	any failure by any party to a Finance Document (other than an the Facility Agent) to perform its obligations; or

(iv)	any action taken or omitted to be taken by it or them under a Finance Document,

except in the case of and only to the extent of its or their own gross negligence or wilful misconduct.

(b)	Without affecting the responsibility of the Company for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms that it:

(i)	has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of the Company and its related entities and the nature and extent of any recourse against any Party or its assets); and

(ii)	has not relied on any information provided to it by any Administrative Party in connection with any Finance Document or agreement entered into in anticipation of or in connection with any Finance Document.

(c)	Nothing in this Agreement shall oblige the Facility Agent to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Facility Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any such checks made by, or any statement in relation to such checks made by, the Facility Agent.

(d)	Unless mandatorily required by applicable laws to which the Facility Agent is subject, the Facility Agent shall not be responsible for providing any certification, document or information (except information relating to itself) that may be required for any anti-money laundering due diligence purpose. Any such certification, document or information shall be provided by the Company or the relevant Lender directly provided that a request for such certification, document or information may be made through the Facility Agent.

20.8	Exclusion of liability

(a)	No Administrative Party is liable or responsible to any other Finance Party for any action taken or not taken by it in connection with any Finance Document, unless directly caused by its own gross negligence or wilful misconduct.

(b)	Notwithstanding any provision of any Finance Document to the contrary, no Administrative Party shall in any event be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), whether or not foreseeable.

(c)	In no event shall any Administrative Party be liable for any failure or delay in the performance of its obligations under a Finance Document because of circumstances beyond that Administrative Party’s control, including, but not limited to, acts of God, flood, war (whether declared or undeclared), terrorism, fire, riot, embargo, labour dispute, any laws, ordinances, regulations or the like which restrict or prohibit the providing of the services contemplated by the Finance Documents, inability to obtain or the failure of equipment, inability to obtain information or data from any third party or the provision of inaccurate information or data by such third party, or interruption of communications or computer facilities, and other causes beyond any Administrative Party’s control whether or not of the same class or kind as specifically named above.

(d)	No Party (other than the relevant Administrative Party) may take any proceedings against any officers, employees or agents of an Administrative Party in respect of any claim it might have against that Administrative Party or in respect of any act or omission of any kind by that officer, employee or agent in connection with any Finance Document.

(e)	The Facility Agent is not liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Facility Agent if the Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent for that purpose.

(f) (i)	Nothing in this Agreement will oblige any Administrative Party to satisfy any customer due diligence requirement in relation to the identity of any person on behalf of any Finance Party.

(ii)	Each Finance Party confirms to each Administrative Party that it is solely responsible for any customer due diligence requirements it is required to carry out and that it may not rely on any statement in relation to those requirements made by any other person.

20.9	Default

(a)	The Facility Agent is not obliged to monitor whether the Company or any other person is complying with its obligations under the Finance Documents, or to monitor or enquire whether a Default has occurred. The Facility Agent is not deemed to have knowledge of the occurrence of a Default.

(b)	If the Facility Agent:

(i)	receives notice from a Party referring to this Agreement, describing a Default and stating that the event is a Default; or

(ii)	is aware of the non-payment of any principal, interest or fee payable to a Finance Party (other than the Facility Agent or the Arranger) under this Agreement,

it must promptly notify the other Finance Parties.

20.10	Information

(a)	The Facility Agent must promptly forward to the person concerned the original or a copy of any document which is delivered to the Facility Agent by a Party for that person.

(b)	The Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	Except as provided above, the Facility Agent has no duty:

(i)	either initially or on a continuing basis to provide any Lender with any credit or other information concerning the risks arising under or in connection with the Finance Documents (including any information relating to the financial condition or affairs of the Company or its related entities or the nature or extent of recourse against any Party or its assets) whether coming into its possession before, on or after the date of this Agreement; or

(ii)	unless specifically requested to do so by a Lender in accordance with a Finance Document, to request any certificate or other document from the Company.

(d)	In acting as the Facility Agent, the Facility Agent will be regarded as acting through its agency division which will be treated as a separate entity from its other divisions and departments. Any information acquired by the Facility Agent which, in its opinion, is acquired by another division or department or otherwise than in its capacity as the Facility Agent may be treated as confidential by the Facility Agent and will not be treated as information possessed by the Facility Agent in its capacity as such.

(e)	In acting as Facility Agent, the Facility Agent will only be considered to have notice of any matter if the Facility Agent has notice of that matter by virtue of the actual notice of its officers who have day to day responsibility for the administration of the obligations of the Facility Agent under the Finance Documents.

(f)	The Facility Agent is not obliged to disclose to any person any confidential information supplied to it by or on behalf of a member of the Group solely for the purpose of evaluating whether any waiver or amendment is required in respect of any term of the Finance Documents.

(g)	The Company irrevocably authorises the Facility Agent to disclose to the other Finance Parties any information which, in its opinion, is received by it in its capacity as the Facility Agent.

20.11	Indemnities

(a)	Without limiting the liability of the Company under the Finance Documents, each Lender must indemnify the Facility Agent (and its officers, employees and directors and its agents, delegates, attorneys and/or nominees duly appointed pursuant to the terms hereof) for that Lender’s Pro Rata Share of any loss, liability, claim, action, demand or expense incurred by the Facility Agent in acting as the Facility Agent (including, but not limited to, all costs, charges and expenses paid or incurred in disputing or defending any of the foregoing, and any loss of fees and expenses, including any loss of agency fees incurred in the performance of its duties under the Finance Documents, unless the Facility Agent has been reimbursed by the Company under a Finance Document), except to the extent that the loss or liability is caused by the Facility Agent’s gross negligence, wilful misconduct or fraud. Any disclosure by any Lender to the Facility Agent that such Lender entered into this Agreement as an agent or representative of another person shall not relieve such Lender of any of its obligations under this Agreement.

(b)	Notwithstanding any other provision of the Finance Documents, the Facility Agent shall not be under any obligation to take any action under a Finance Document which it expects will result in any expense or liability accruing to it, the payment of which within a reasonable time is not, in its opinion, assured to it or is not indemnified to its absolute satisfaction.

(c)	If a Party owes an amount to the Facility Agent under the Finance Documents, the Facility Agent may, after giving notice to that Party:

(i)	deduct from any amount received by it for that Party any amount due to the Facility Agent from that Party under a Finance Document but unpaid; and

(ii)	apply that amount in or towards satisfaction of the owed amount.

That Party will be regarded as having received the amount so deducted.

(d)	The provisions of this Clause 20.11 shall survive the termination of the Finance Documents, the resignation or removal of the Facility Agent or any other Finance Party ceasing to be a Finance Party under the Finance Documents

20.12	Compliance

Each Administrative Party may refrain from doing anything (including disclosing any information) which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation. The Facility Agent may take and instruct any delegate, agent or nominee to take any action which it in its sole discretion considers appropriate so as to comply with any applicable law, regulation, request of a public or regulatory authority or the Facility Agent’s Group policy which relates to the prevention of fraud, money laundering, terrorism or other criminal activities or the provision of financial and other services to sanctioned persons or entities. Such action may include but is not limited to the interception and investigation of transactions (particularly those involving the international transfer of funds) including the source of the intended recipient of funds paid. In certain circumstances, such action may delay or prevent the processing of instructions, the settlement of transactions or the Facility Agent’s performance of its obligations under this Agreement. Where possible and at its sole discretion, the Facility Agent will endeavour to notify the intended recipient of funds and/or the party making such payment of the existence of such circumstances. For the purpose of this Clause 20.12, the Facility Agent’s Group means the Facility Agent, its subsidiaries and associated companies.

20.13	Resignation of the Facility Agent

(a)	The Facility Agent may resign and appoint any of its Affiliates as successor Facility Agent by giving notice to the other Finance Parties and the Company.

(b)	Alternatively, the Facility Agent may, without giving any reason therefor and without being responsible for any liabilities incurred by such resignation, resign by giving 30 days’ notice to the Finance Parties and the Company, in which case the Majority Lenders (after consultation with the Company but regardless of whether a mutual agreement is reached) may appoint a successor Facility Agent.

(c)	If no successor Facility Agent has been appointed under paragraph (b) above within 20 days after notice of resignation was given, the Facility Agent (after consultation with the Company but regardless of whether a mutual agreement is reached) may appoint a successor Facility Agent.

(d)	The resignation of the Facility Agent and the appointment of any successor Facility Agent will both become effective only when the successor Facility Agent notifies all the Parties that it accepts its appointment.

On giving the notification the successor Facility Agent will succeed to the position of the Facility Agent and the term Facility Agent will mean the successor Facility Agent.

(e)	The retiring Facility Agent must, at its own cost:

(i)	make available to the successor Facility Agent those documents and records and provide any assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as the Facility Agent under the Finance Documents; and

(ii)	enter into and deliver to the successor Facility Agent those documents and effect any registrations as may be required for the transfer or assignment of all of its rights and benefits under the Finance Documents to the successor Facility Agent.

(f)	Upon its resignation becoming effective, this Clause will continue to benefit the retiring Facility Agent in respect of any action taken or not taken by it in connection with the Finance Documents while it was the Facility Agent, and, subject to paragraph (f) above, it will have no further obligations under any Finance Document.

(g)	After consultation with the Company, the Majority Lenders may, with reasonable cause, by written notice of not less than 30 days to the Facility Agent, require it to resign under paragraph (b) above.

20.14	Relationship with Lenders

(a)	The Facility Agent may treat each Lender as a Lender, entitled to payments under this Agreement and as acting through its Facility Office(s) until it has received not less than five Business Days’ prior notice from that Lender to the contrary.

(b)	The Facility Agent may at any time, and must if requested to do so by the Majority Lenders, convene a meeting of the Lenders.

(c)	The Facility Agent must keep a record of all the Parties and supply any other Party with a copy of the record on request. The record will include each Lender’s Facility Office(s) and contact details for the purposes of this Agreement.

20.15	Facility Agent’s management time

If the Facility Agent requires, any amount payable to the Facility Agent by any Party under any indemnity or in respect of any costs or expenses incurred by the Facility Agent under the Finance Documents after the date of this Agreement may include the cost of using its management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Facility Agent may notify to the relevant Party. This is in addition to any amount in respect of fees or expenses paid or payable to the Facility Agent under any other term of the Finance Documents.

20.16	Notice period

Where this Agreement specifies a minimum period of notice to be given to the Facility Agent, the Facility Agent may, at its discretion, accept a shorter notice period.

21.	EVIDENCE AND CALCULATIONS

21.1	Accounts

Accounts maintained by a Finance Party in connection with this Agreement are prima facie evidence of the matters to which they relate for the purpose of any litigation or arbitration proceedings.

21.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under the Finance Documents will be, in the absence of manifest error, conclusive evidence of the matters to which it relates.

21.3	Calculations

Any interest or fee accruing under this Agreement accrues from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or in any case where the London interbank market differs, in accordance with that market practice.

22.	FEES

The Company must pay to the Facility Agent for its own account an agency fee in the amount and manner agreed in the Facility Agent Fee Letter.

23.	INDEMNITIES AND BREAK COSTS

23.1	Currency indemnity

(a)	The Company must, as an independent obligation, indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

(i)	that Finance Party receiving an amount in respect of the Company’s liability under the Finance Documents; or

(ii)	that liability being converted into a claim, proof, judgment or order,

in a currency other than the currency in which the amount is expressed to be payable under the relevant Finance Document.

(b)	Unless otherwise required by law, the Company waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

23.2	Other indemnities

(a)	The Company must indemnify each Finance Party (and its officers, employees, agents, delegates and nominees) against any fees (including those of legal counsel), expenses (including those of legal counsel), loss or liability which that Finance Party incurs as a consequence of:

(i)	the occurrence of any Event of Default;

(ii)	written information produced or approved by the Company being or being alleged to be misleading or deceptive in any respect;

(iii)	any enquiry, investigation, subpoena (or similar order) or litigation with respect to the Company or with respect to the transactions contemplated or financed under the Finance Documents;

(iv)	any failure by the Company to pay any amount due under a Finance Document on its due date, including any resulting from any distribution or redistribution of any amount among the Lenders under this Agreement;

(v)	(other than by reason of gross negligence or wilful misconduct by that Finance Party) the Loan not being made after the Request has been delivered for the Loan; or

(vi)	the Loan (or part of the Loan ) not being prepaid in accordance with this Agreement.

The Company’s liability in each case includes any loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document or the Loan.

(b)	The Company must indemnify the Facility Agent against any loss or liability incurred by the Facility Agent as a result of:

(i)	investigating any event which the Facility Agent reasonably believes to be a Default; or

(ii)	acting or relying on any notice, request or instruction which the Facility Agent believes to be genuine, correct and appropriately authorised.

(c)	The provisions of this Clause 23.2 shall survive the termination of the Finance Documents, the resignation or removal of the Facility Agent or any other Finance Party ceasing to be a Finance Party under the Finance Documents.

23.3	Break Costs

(a)	The Company must pay to each Lender its Break Costs if the Loan (or any part of it) or an overdue amount is repaid or prepaid otherwise than on the last day of any Term applicable to it.

(b)	Break Costs are the amount (if any) determined by the relevant Lender by which:

(i)	the interest (excluding the Margin) which that Lender would have received for the period from the date of receipt of any part of its share in the Loan or an overdue amount to the last day of the applicable Term for the Loan or overdue amount if the principal or overdue amount received had been paid on the last day of that Term;

exceeds

(ii)	the amount which that Lender would be able to obtain by placing an amount equal to the amount received by it on deposit with a leading bank in the appropriate interbank market for a period starting on the Business Day following receipt and ending on the last day of the applicable Term.

(c)	Each Lender must supply to the Facility Agent for the Company details of the amount of any Break Costs claimed by it under this Subclause.

24.	EXPENSES

24.1	Initial costs

The Company must pay to each Administrative Party the amount of all costs and expenses (other than legal fees incurred by the Arranger which will be paid by the Arranger) reasonably incurred by it as agreed between the relevant Administrative Party and the Company in connection with the negotiation, preparation, printing, entry into and syndication of the Finance Documents.

24.2	Subsequent costs

The Company must pay to the Facility Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with:

(a)	the negotiation, preparation, printing and entry into of any Finance Document (other than a Transfer Certificate) entered into after the date of this Agreement; and

(b)	any amendment, waiver or consent requested by or on behalf of the Company or specifically allowed by a Finance Document.

24.3	Enforcement costs

The Company must pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

24.4	Facility Agent’s on-going costs

(a)	If:

(i)	a Default occurs; or

(ii)	the Facility Agent is requested by the Company or the Majority Lenders to undertake duties which the Facility Agent and the Company agree to be of an exceptional nature or outside the scope of the normal duties of the Facility Agent under the Finance Documents, the Company must pay to the Facility Agent any additional remuneration which may be agreed between them.

(b)	If the Facility Agent and the Company fail to agree:

(i)	whether the duties are of an exceptional nature or outside the scope of the normal duties of the Facility Agent; or

(ii)	the appropriate amount of any additional remuneration,

the dispute will be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Facility Agent and approved by the Company.

(c)	If the Company does not approve the investment bank selected by the Facility Agent, the dispute will be determined by an investment bank nominated (on application by the Facility Agent) by the President for the time being of the Law Society of Hong Kong.

(d)	The Company must pay the costs of nomination and of the investment bank.

(e)	The determination of any investment bank will be final and binding on the Parties.

25.	AMENDMENTS AND WAIVERS

25.1	Procedure

(a)	Except as provided in this Clause 25, any term of the Finance Documents may be amended or waived with the agreement of the Company and the Majority Lenders. The Facility Agent may effect, on behalf of any Finance Party, an amendment or waiver allowed under this Clause 25.

(b)	The Facility Agent must promptly notify the other Parties of any amendment or waiver effected by it under paragraph (a) above. Any such amendment or waiver is binding on all the Parties.

25.2	Exceptions

(a)	An amendment or waiver which relates to:

(i)	the definition of Majority Lenders in Clause 1.1 (Definitions);

(ii)	an extension of the date of payment of any amount to a Lender under the Finance Documents other than in relation to Clause 7.2 (Mandatory prepayment – disposals);

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	a change in currency of payment of any principal, interest, fee or other amount payable to a Lender under the Finance Documents;

(v)	an increase in, or an extension of the period of availability for the utilisation of, a Commitment or the Total Commitments;

(vi)	a term of a Finance Document which expressly requires the consent of each Lender;

(vii)	the right of a Lender to assign or transfer its rights or obligations under the Finance Documents; or

(viii)	this Clause,

may only be made with the consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of an Administrative Party may only be made with the consent of that Administrative Party.

(c)	The Facility Agent Fee Letter may be amended or waived with the agreement of the Facility Agent and the Company.

25.3	Change of currency

If a change in any currency of a country occurs (including where there is more than one currency or currency unit recognised at the same time as the lawful currency of a country), the Finance Documents will be amended to the extent the Facility Agent (acting on the instructions of the Majority Lenders and after consultation with the Company) determines is necessary to reflect the change.

25.4	Waivers and remedies cumulative

The rights of each Finance Party under the Finance Documents:

(a)	may be exercised as often as necessary;

(b)	are cumulative and not exclusive of its rights under the general law; and

(c)	may be waived only in writing and specifically.

Delay in exercising or non-exercise of any right is not a waiver of that right.

26.	CHANGES TO THE PARTIES

26.1	Assignments and transfers by the Company

The Company may not assign or transfer any of its rights and obligations under the Finance Documents without the prior consent of all the Lenders.

26.2	Assignments and transfers by Lenders

Subject to the following provisions of this Clause 26, a Lender (the Existing Lender) may at any time:

(a)	assign any of its rights; or

(b)	transfer by way of novation any of its rights or obligations under this Agreement,

to another bank or financial institution (the New Lender) without the consent of the Company provided that (where the assignment or transfer is not made by the Original Lender) the Existing Lender has given the Company no less than 15 days prior written notice of such assignment or transfer.

26.3	Other conditions to assignment or transfer

(a)	The Facility Agent is not obliged to enter into a Transfer Certificate or otherwise give effect to an assignment or transfer until it has completed all customer due diligence or any “know your customer” or other checks in relation to any relevant person or other legal requirements to its satisfaction. The Facility Agent must promptly notify the Existing Lender and the New Lender if there are any such requirements.

(b)	Subject to sub-paragraph (c) below, unless the Facility Agent otherwise agrees, the New Lender must pay to the Facility Agent for its own account, on or before the date any assignment or transfer occurs, a fee of US$2,000.

(c)	Where the assignment or transfer is made between the Original Lender and any New Lender, the fee referred to in sub-paragraph (b) above shall be waived.

(d)	Any reference in this Agreement to a Lender includes a New Lender but excludes a Lender if no amount is or may be owed to or by it under this Agreement.

26.4	Procedure for assignment of rights

An assignment of rights will only be effective on receipt by the Facility Agent of written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender will, in relation to the assigned rights, assume obligations to the other Finance Parties equivalent to those it would have been under if it had been an Original Lender.

26.5	Procedure for transfer using a Transfer Certificate

(a)	In this Subclause:

Transfer Date means, in relation to a transfer, the later of:

(i)	the proposed Transfer Date specified in that Transfer Certificate; and

(ii)	the date on which the Facility Agent enters into that Transfer Certificate.

(b)	A transfer of rights or obligations using a Transfer Certificate will be effective if:

(i)	the Existing Lender and the New Lender deliver to the Facility Agent a duly completed Transfer Certificate; and

(ii)	the Facility Agent enters into it.

(c)	On the Transfer Date:

(i)	the New Lender will assume the rights and obligations of the Existing Lender expressed to be the subject of the novation in the Transfer Certificate in substitution for the Existing Lender;

(ii)	the Existing Lender will be released from those obligations and cease to have those rights; and

(iii)	the New Lender will become a Lender under this Agreement and be bound by the terms of this Agreement as Lender.

(d)	The Facility Agent must enter into a Transfer Certificate delivered to it and which appears on its face to be in order as soon as reasonably practicable and, as soon as reasonably practicable after it has entered into a Transfer Certificate, send a copy of that Transfer Certificate to the Company.

(e)	Each Party (other than the Existing Lender and the New Lender) irrevocably authorises the Facility Agent to enter into and deliver any duly completed Transfer Certificate on its behalf.

26.6	Original consents and waivers

A New Lender shall be bound by any consent, waiver, election or decision given or made by the Original Lender under or pursuant to any Finance Document prior to the coming into effect of the relevant assignment or transfer to that New Lender.

26.7	Limitation of responsibility of Existing Lender

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the financial condition of the Company; or

(ii)	the legality, validity, effectiveness, enforceability, adequacy, accuracy, completeness or performance of:

(A)	any Finance Document or any other document;

(B)	any statement or information (whether written or oral) made in or supplied in connection with any Finance Document, or

(C)	any observance by the Company of its obligations under any Finance Document or other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of the Company and its related entities and the nature and extent of any recourse against any Party or its assets) in connection with its participation in this Agreement;

(ii)	has not relied on any information supplied to it by the Existing Lender in connection with any Finance Document;

(iii)	has conducted its own investigation in connection with the Finance Documents and has not relied upon the Existing Lender to conduct any due diligence investigation on its behalf;

(iv)	has access to all information that it believes is necessary or appropriate in connection with its participation of this Agreement and it is able to obtain or access business and financial information without undue difficulty;

(v)	has consulted its own independent advisors or otherwise has satisfied itself concerning, without limitation, the tax, legal, currency and other economic considerations related to its participation in this Agreement, and has only relied on the advice of, or has only consulted with, such independent advisers;

(vi)	has not relied and will not rely on any investigation or due diligence that the Existing Lender or any of its affiliates or employees or any person acting on behalf of the Existing Lender may have conducted in connection with the Finance Documents (including the financial condition and affairs of the Company and its related entities and the nature and extent of any recourse against any Party or its assets), and none of such persons has made any representation, warranty or recommendation to that New Lender, express or implied, in connection with the Finance Documents (including the financial condition and affairs of the Company and its related entities and the nature and extent of any recourse against any Party or its assets) or the accuracy, completeness or adequacy of any information that New Lender obtain from public sources or from the Company in any form (including, without limitation, oral statements, written materials and electronic communications and data of any kind); and

(vii)	will not hold the Existing Lender, its affiliates or the officers, directors or employees responsible for any misstatements in or omissions from information it obtains from public sources or from the Company in any form (including, without limitation, oral statements, written materials and electronic communications and data of any kind).

(c)	Nothing in any Finance Document requires an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause; or

(ii)	support any losses incurred by the New Lender by reason of the non-performance by the Company of its obligations under any Finance Document or otherwise.

26.8	Costs resulting from change of Lender or Facility Office

If:

(a)	a Lender assigns or transfers any of its rights and obligations under the Finance Documents or changes its Facility Office; and

(b)	as a result of circumstances existing at the date the assignment, transfer or change occurs, the Company would be obliged to pay a Tax Payment or an Increased Cost,

then the Company needs only pay that Tax Payment or Increased Cost to the same extent that it would have been obliged to if no assignment, transfer or change had occurred.

27.	DISCLOSURE OF INFORMATION

(a)	Each Finance Party must keep confidential any information supplied to it by or on behalf of the Company in connection with the Finance Documents. However, a Finance Party is entitled to disclose information:

(i)	which is publicly available, other than as a result of a breach by that Finance Party of this Clause;

(ii)	to the extent required for the purpose of any legal or arbitration proceedings;

(iii)	to the extent required to be disclosed under any law or regulation;

(iv)	to a governmental, banking, taxation or other regulatory authority;

(v)	to its professional advisers or any rating agency (provided that such person is under a duty of confidentiality to such Finance Party);

(vi)	to the extent allowed under paragraph (b) below; or

(vii)	with the agreement of the Company.

(b)	Without detracting from the Finance Party’s rights of disclosure under any law (including under the Banking Act, Chapter 19 of Singapore) (the Banking Act), a Finance Party and its officers (including “officers” as defined in the Banking Act) may disclose to any of its Affiliates, branches or associates or any person (a third party) with (or through) whom that Finance Party enters into (or may enter into) any kind of transfer, participation or hedge agreement in relation to this Agreement or any other transaction under which payments are to be made by reference to this Agreement or the Company:

(i)	a copy of any Finance Document; and

(ii)	any information which that Finance Party has acquired under or in connection with any Finance Document.

However, before a third party may receive any confidential information, it must have entered into a Confidentiality Undertaking.

(c)	This Clause 27 supersedes any previous confidentiality undertaking given by any Finance Party in connection with this Agreement prior to it becoming a Party.

28.	SET-OFF

A Finance Party may, for so long as an Event of Default is outstanding, set off any matured obligation owed to it by the Company under the Finance Documents (to the extent beneficially owned by that Finance Party) against any obligation (whether or not matured) owed by that Finance Party to the Company, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

29.	PRO RATA SHARING

29.1	Redistribution

If a Finance Party (the recovering Finance Party) receives or recovers any amount from the Company other than in accordance with this Agreement (a recovery) and applies that amount to a payment due under a Finance Document, then:

(a)	the recovering Finance Party must, within three Business Days, supply details of the recovery to the Facility Agent;

(b)	the Facility Agent must calculate whether the recovery is in excess of the amount which the recovering Finance Party would have received if the recovery had been received and distributed by the Facility Agent in accordance with this Agreement without taking account of any Tax which would be imposed on the Facility Agent in relation to a recovery or distribution; and

(c)	the recovering Finance Party must pay to the Facility Agent an amount equal to the excess (the redistribution).

29.2	Effect of redistribution

(a)	The Facility Agent must treat a redistribution as if it were a payment by the Company under this Agreement and distribute it among the Finance Parties, other than the recovering Finance Party, accordingly.

(b)	When the Facility Agent makes a distribution under paragraph (a) above, the recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in that redistribution.

(c)	If and to the extent that the recovering Finance Party is not able to rely on any rights of subrogation under paragraph (b) above, the Company will owe the recovering Finance Party a debt which is equal to the redistribution, immediately payable and of the type originally discharged.

(d)	If:

(i)	a recovering Finance Party must subsequently return a recovery, or an amount measured by reference to a recovery, to the Company; and

(ii)	the recovering Finance Party has paid a redistribution in relation to that recovery,

each Finance Party, on the request of the Facility Agent, must reimburse the recovering Finance Party all or the appropriate portion of the redistribution paid to that Finance Party, together with interest for the period while it held the redistribution. In this event, the subrogation in paragraph (b) above will operate in reverse to the extent of the reimbursement.

29.3	Exceptions

Notwithstanding any other term of this Clause 29, a recovering Finance Party need not pay a redistribution to the extent that:

(a)	it would not, after the payment, have a valid claim against the Company in the amount of the redistribution; or

(b)	it would be sharing with another Finance Party any amount which the recovering Finance Party has received or recovered as a result of legal or arbitration proceedings, where:

(i)	the recovering Finance Party notified the Facility Agent of those proceedings; and

(ii)	the other Finance Party had an opportunity to participate in those proceedings but did not do so or did not take separate legal or arbitration proceedings as soon as reasonably practicable after receiving notice of them.

30.	SEVERABILITY

If a term of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any jurisdiction, that will not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other term of the Finance Documents; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other term of the Finance Documents.

31.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

32.	NOTICES

32.1	In writing

(a)	Any communication in connection with a Finance Document must be in writing and, unless otherwise stated, may be given:

(i)	in person, by post or fax; or

(ii)	to the extent agreed by the Parties making and receiving communication, by e-mail or other electronic communication.

(b)	For the purpose of the Finance Documents, an electronic communication will be treated as being in writing.

(c)	Unless it is agreed to the contrary, any consent or agreement required under a Finance Document must be given in writing.

32.2	Contact details

(a)	Except as provided below, the contact details of each Party for all communications in connection with the Finance Documents are those notified by that Party for this purpose to the Facility Agent on or before the date it becomes a Party.

(b)	The contact details of the Company for this purpose are:

Address:	Baidu Campus No. 10 Shangdi 10th Street, Haidian District, Beijing 100085, PRC
Fax number:	+86 10 5992 0051
E-mail:	li_li@baidu.com
Attention:	Li Li

(c)	The contact details of the Facility Agent for this purpose are:

Address:	Level 12, Three Pacific Place
1 Queen’s Road East Hong Kong
Fax number:	+852 2295 3283
E-mail:	honctrmg@bnymellon.com
Attention:	Corporate Trust.

(d)	Any Party may change its contact details by giving five Business Days’ notice to the Facility Agent or (in the case of the Facility Agent) to the other Parties.

(e)	Where a Party nominates a particular department or officer to receive a communication, a communication will not be effective if it fails to specify that department or officer.

32.3	Effectiveness

(a)	Except as provided below, any communication in connection with a Finance Document will be deemed to be given as follows:

(i)	if delivered in person, at the time of delivery;

(ii)	if posted, five Business Days after being deposited in the post, postage prepaid, in a correctly addressed envelope;

(iii)	if by fax, when received in legible form; and

(iv)	if by e-mail or any other electronic communication, when received in legible form.

(b)	A communication given under paragraph (a) above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

(c)	A communication to the Facility Agent will only be effective on actual receipt by it.

32.4	The Company

All formal communication under the Finance Documents to or from the Company must be sent through the Facility Agent.

33.	LANGUAGE

(a)	Any notice given in connection with a Finance Document must be in English.

(b)	Any other document provided in connection with a Finance Document must be:

(i)	in English; or

(ii)	(unless the Facility Agent otherwise agrees) accompanied by a certified English translation. In this case, the English translation prevails unless the document is a statutory or other official document.

34.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by Hong Kong law.

35.	ENFORCEMENT

35.1	Jurisdiction

(a)	The Hong Kong courts have exclusive jurisdiction to settle any dispute including a dispute relating to any non-contractual obligation arising out of or in connection with any Finance Document.

(b)	The Hong Kong courts are the most appropriate and convenient courts to settle any such dispute in connection with any Finance Document. The Company agrees not to argue to the contrary and waives objection to those courts on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with any Finance Document.

(c)	This Clause is for the benefit of the Finance Parties only. To the extent allowed by law, the Finance Parties may take:

(i)	proceedings in any other court; and

(ii)	concurrent proceedings in any number of jurisdictions.

(d)	References in this Clause 35 to a dispute in connection with a Finance Document includes any dispute as to the existence, validity or termination of that Finance Document.

35.2	Service of process

(a)	The Company irrevocably appoints Li & Partners of 22nd Floor, World-Wide House, 19, Des Voeux Road, Central, Hong Kong as its agent under the Finance Documents for service of process in any proceedings before the Hong Kong courts in connection with any Finance Document.

(b)	If any person appointed as process agent under this Clause is unable for any reason to so act, the Company must immediately (and in any event within 14 days of the event taking place) appoint another agent on terms acceptable to the Facility Agent. Failing this, the Facility Agent may appoint another process agent for this purpose.

(c)	The Company agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

(d)	This Clause does not affect any other method of service allowed by law.

35.3	Waiver of immunity

The Company irrevocably and unconditionally:

(a)	agrees not to claim any immunity from proceedings brought by a Finance Party against the Company in relation to a Finance Document and to ensure that no such claim is made on its behalf;

(b)	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(c)	waives all rights of immunity in respect of it or its assets.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

ORIGINAL PARTIES

Name of Original Lender	Commitments

GOLDMAN SACHS LENDING PARTNERS LLC	US$	350,000,000

Total Commitments	US$	350,000,000

SCHEDULE 2

CONDITIONS PRECEDENT AND CONDITIONS SUBSEQUENT DOCUMENTS

PART 1A (CONDITIONS PRECEDENT)

Corporate documentation

1.	A copy of the constitutional documents of the Company.

2.	A copy of a resolution of the board of directors of the Company approving the terms of, and the transactions contemplated by, each Finance Document to which it is a party.

3.	A copy of the certificate of good standing of the Company issued by the Registrar of Companies of the Cayman Islands within one month as of the date of this Agreement.

4.	A copy of the certificate of incumbency of the Company issued by its Cayman registered office provider within one month as of the date of this Agreement.

5.	A copy of the Original Financial Statements.

6.	A Director’s Certificate for the Company substantially in the form of Part 2 of this Schedule.

7.	A copy of the Facility Agent Fee Letter duly entered into by the Company.

8.	Evidence that the agent of the Company under the Finance Documents for service of process in Hong Kong has accepted its appointment.

Legal opinions

9.	A legal opinion of Allen & Overy, legal advisers in Hong Kong to the Arranger, addressed to the Finance Parties, substantially in the form distributed to the Arranger prior to the signing of this Agreement.

10.	A legal opinion of Conyers Dill & Pearman, legal advisers in the Cayman Islands to the Arranger, addressed to the Finance Parties, substantially in the form distributed to the Arranger prior to the signing of this Agreement.

Other documents and evidence

11.	Evidence that all fees and expenses then due and payable from the Company under Clause 22 (Fees) and Clause 24.1 (Initial costs) of this Agreement have been or will be paid by the first Utilisation Date.

12.	A copy of any other authorisation or other document, opinion or assurance which the Facility Agent has notified the Company in writing prior to the date of this Agreement, is necessary in connection with the entry into and performance of, and the transactions contemplated by, any Finance Document or for the validity and enforceability of any Finance Document.

Part 1B (CONDITIONS SUBSEQUENT)

1.	Within five Business Days from the Utilisation Date, evidence that the Acquisition has been duly completed.

PART 2

FORM OF DIRECTOR’S CERTIFICATE

To:	The Bank of New York Mellon, Hong Kong Branch as Facility Agent

and to each Finance Party

BAIDU, INC. – US$350,000,000 Credit Agreement

dated [—], 2011 (the Agreement)

I refer to the Agreement. Terms defined in the Agreement have, unless defined in this certificate, the same meaning when used in this certificate.

I am a director of Baidu, Inc. (the Company), a company incorporated in the Cayman Islands with registered office at [—]. I am authorised to give this certificate and certify as follows:

1.	Each [original] and copy document delivered by the Company to the Facility Agent under Part 1A of Schedule 2 (Conditions precedent documents) to the Agreement (including the documents listed below and attached to this certificate) is true, complete and in full force and effect on the date of this certificate:

(a)	the Amended and Restated Memorandum and Articles of Association of the Company;

(b)	the Certificate of Incorporation of the Company;

(c)	the Certificate of Incorporation on Change of Name of Company;

(d)	the Certificate of Good Standing of the Company;

(e)	the Certificate of Incumbency of the Company; and

(f)	the unanimous written resolutions of the Board of Directors of the Company passed on [—] 2011.

2.	Borrowing the Total Commitments will not cause any borrowing or similar limit binding on the Company under its memorandum or articles of association or other constitutional documents or any law applicable to it to be exceeded.

3.	Each resolution adopted pursuant to the unanimous written resolutions referred to in 1(f) above is in full force and effect without modification.

4.	The resolutions adopted pursuant to the unanimous written resolutions referred to in 1(f) above constitute all corporate action necessary on the part of the Company to:

(a)	approve the terms of and transactions contemplated by the Finance Documents; and

(b)	authorise the signing of, any communications and/or other action under or in connection with, the Finance Documents.

5.	The following is a complete list of all persons who are directors and Company Secretary of the Company as at the date of this Certificate and who were Directors and Company Secretary on the date of the meeting referred to above.

[            ]

6.	Each person listed below:

(a)	occupies the position stated against his name (and occupied that position on the date each Finance Document was signed by him);

(b)	is the person duly authorised in the resolutions adopted pursuant to the unanimous written resolutions referred to in 1(f) above to sign the Finance Documents (and any other document in connection with the Finance Documents) on behalf of the Company; and

(c)	has his true signature appearing opposite his name.

Name	Position	Specimen Signature

7.	Unless we notify you to the contrary in writing, you may assume that this Certificate remains true and correct up until the date of the first Utilisation by the Company under the Agreement.

For

Baidu, Inc.

Director

SCHEDULE 3

FORM OF REQUEST

To:	The Bank of New York Mellon, Hong Kong Branch as Facility Agent

From:	BAIDU, INC.

Date:	[ ]

BAIDU, INC. – US$350,000,000 Credit Agreement

dated [—], 2011 (the Agreement)

1.	We refer to the Agreement. This is a Request. Terms defined in the Agreement have the same meaning in this Request.

2.	We wish to borrow the Loan on the following terms:

(a)	Utilisation Date: [ ];

(b)	Amount: [ ];

(c)	Term: [3 months].

3.	The proceeds of the Loan should be credited to: [accounts (including accounts for settlement of fees and expenses)].

4.	We confirm that each condition precedent specified in Clause 4.2 (Further conditions precedent) under the Agreement which must be satisfied on the date of this Request is so satisfied.

5.	Particulars of the Acquisition:

(a)	Type/number of shares in the Target Company which are the subject of the Acquisition: [ ]

(b)	Subscription price payable by the Company for the Acquisition: [ ]

6.	This Request is irrevocable.

By:

BAIDU, INC.
Name:

[Director]

SCHEDULE 4

FORM OF TRANSFER CERTIFICATE

To:	The Bank of New York Mellon, Hong Kong Branch as Facility Agent

From:	[EXISTING LENDER] (the Existing Lender) and [NEW LENDER] (the New Lender)

Date:	[ ]

BAIDU, INC. – US$350,000,000 Credit Agreement

dated [                    ], 2011 (the Agreement)

We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have, unless defined in this certificate, the same meaning when used in this Transfer Certificate

1.	The Existing Lender transfers by novation to the New Lender the Existing Lender’s rights and obligations referred to in the Schedule below in accordance with the terms of the Agreement.

2.	The proposed Transfer Date is [ ].

3.	The administrative details of the New Lender for the purposes of the Agreement are set out in the Schedule.

4.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations in respect of this Transfer Certificate contained in the Agreement.

In particular, the New Lender expressly acknowledges and confirms that:

(a)	the Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the financial condition of the Company; or

(ii)	the legality, validity, effectiveness, enforceability, adequacy, accuracy, completeness or performance of:

(A)	any Finance Document or any other document;

(B)	any statement or information (whether written or oral) made in or supplied in connection with any Finance Document; or

(C)	any observance by the Company of its obligations under any Finance Document or other document,

and any representations or warranties implied by law are excluded; and

(b)	it:

(i)	has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of the Company and its related entities and the nature and extent of any recourse against any Party or its assets) in connection with its participation in the Agreement;

(ii)	has not relied on any information supplied to it by the Existing Lender in connection with any Finance Document;

(iii)	has conducted its own investigation in connection with the Finance Documents and has not relied upon the Existing Lender to conduct any due diligence investigation on its behalf;

(iv)	has access to all information that it believes is necessary or appropriate in connection with its participation of the Agreement and it is able to obtain or access business and financial information without undue difficulty;

(v)	has consulted its own independent advisors or otherwise has satisfied itself concerning, without limitation, the tax, legal, currency and other economic considerations related to its participation in the Agreement, and has only relied on the advice of, or has only consulted with, such independent advisers;

(vi)	has not relied and will not rely on any investigation or due diligence that the Existing Lender or any of its affiliates or employees or any person acting on behalf of the Existing Lender may have conducted in connection with the Finance Documents (including the financial condition and affairs of the Company and its related entities and the nature and extent of any recourse against any Party or its assets), and none of such persons has made any representation, warranty or recommendation to the New Lender, express or implied, in connection with the Finance Documents (including the financial condition and affairs of the Company and its related entities and the nature and extent of any recourse against any Party or its assets) or the accuracy, completeness or adequacy of any information the New Lender obtain from public sources or from the Company in any form (including, without limitation, oral statements, written materials and electronic communications and data of any kind); and

(vii)	will not hold the Existing Lender, its affiliates or the officers, directors or employees responsible for any misstatements in or omissions from information it obtains from public sources or from the Company in any form (including, without limitation, oral statements, written materials and electronic communications and data of any kind).

5.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of the Transfer Certificate.

6.	This Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by Hong Kong law.

THE SCHEDULE

Rights and obligations to be transferred by novation

[insert relevant details, including applicable Commitment (or part)]

Administrative details of the New Lender

[insert details of Facility Office, address for notices, fax number and attention details and account details for payment etc.]

[EXISTING LENDER]	[NEW LENDER]

By:	By:

The Transfer Date is confirmed by the Facility Agent as [                    ].

[—]

By:

Note: The New Lender is alone responsible for checking whether any further formalities should be complied with. An assignment may give rise to a stamp duty or transfer tax issues.

SCHEDULE 5

EXISTING SECURITY

Member of the Group creating security	Details of security	Maximum principal amount secured

Baidu Online Network Technology (Beijing) Co., Ltd.	Security Interest in respect of cash	US$	20,000,000

SCHEDULE 6

FORM OF COMPLIANCE CERTIFICATE

To:	The Bank of New York Mellon, Hong Kong Branch as Facility Agent

From:	BAIDU, INC.

Date:	[ ]

BAIDU, INC. – US$350,000,000 Credit Agreement

dated [                    ], 2011 (the Agreement)

1.	We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meanings in this Compliance Certificate.

2.	We confirm that as at [relevant testing date]:

(a)	Consolidated Tangible Net Worth is [ ]; and

(b)	Consolidated Total Borrowings are [ ] and therefore, Consolidated Total Borrowings are [ ] per cent. ([ ]%) of Consolidated Tangible Net Worth.

(c)	Adjusted Consolidated EBITDA is [ ] and therefore, Consolidated Total Borrowings are [ ] per cent. ([ ]%) of Consolidated EBITDA.

3.	We set out below calculations establishing the figures in paragraph 2 above:

[            ].

4.	We confirm that as at [relevant testing date] [no Default is outstanding]/[the following Default[s] [is/are] outstanding and the following steps are being taken to remedy [it/them]:

[            ]].

BAIDU, INC.

By:

Signatories

Company

BAIDU, INC.

By: /s/ Authorized Signatory

Arranger

GOLDMAN SACHS (ASIA) L.L.C.

By: /s/ Authorized Signatory

Original Lender

GOLDMAN SACHS LENDING PARTNERS LLC

By: /s/ Authorized Signatory

Facility Agent

THE BANK OF NEW YORK MELLON, HONG KONG BRANCH

By: /s/ Authorized Signatory